Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this
“First Amendment”) dated as of December 22, 2021, is by and among AVANOS MEDICAL, INC., a Delaware corporation (the “Borrower”) and CITIBANK N.A., as Administrative Agent for the Lenders (in such capacity “Agent”).

WHEREAS, the Borrower, the Guarantors, the Lenders and the Agent entered into that certain Amended and Restated Credit Agreement dated as of October 30, 2018 (as amended and in effect immediately prior to the effectiveness of this First Amendment, the “Existing Credit Agreement”);

WHEREAS, pursuant to Section 1.10 of the Existing Credit Agreement, the Agent and the Borrower seek to modify certain terms and provisions of the Existing Credit Agreement as set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this First Amendment and not otherwise defined herein shall have the respective meanings given such terms in the Amended Credit Agreement.

Section 2. Specific Amendments to Existing Credit Agreement.

(a)Effective as of the later of (i) December 27, 2021 and (ii) the First Amendment Effective Date (as defined in Section 3 below), the parties hereto agree that the Existing Credit Agreement is hereby amended as set forth in the marked terms on Annex I attached hereto (the “Amended Credit Agreement”). In Annex I hereto, deletions of text in the Amended Credit Agreement are indicated by struck-through text, and insertions of text are indicated by double-underlined text. As of the First Amendment Effective Date, the parties hereto agree that Exhibit A to the Existing Credit Agreement is hereby amended as set forth in Annex II attached hereto. As so amended, the Existing Credit Agreement shall continue in full force and effect.

(b)The Borrower agrees that, notwithstanding anything to the contrary in the Loan Documents, solely for the period commencing on the First Amendment Effective Date until December 27, 2021, (i) the Borrower shall not request new Eurodollar Rate Loans (including through any new Borrowing, any continuation or any conversion) under the Credit Agreement and no Lender shall be obligated to participate in any new Eurodollar Rate Loan under the Credit Agreement and (ii) if a notice or instruction is given under the Credit Agreement for a Loan that would be made during such period that selects a Eurodollar Rate Loan, such notice or instruction shall be deemed to be amended to select Base Rate for that Loan and the Borrower iagrees that only such amended notice or instruction will have effect under the Credit Agreement. Notwithstanding the forgoing and for the avoidance of doubt, the parties agree that any Eurodollar Rate Loan that is outstanding on the First Amendment Effective Date may continue until the Interest Period therefor ends.

Section 3. Conditions Precedent. The effectiveness of this First Amendment is subject to the satisfaction of each of the following conditions (the date such conditions are satisfied is referred to herein as the “First Amendment Effective Date”):

(a)Receipt by the Agent of counterparts of this First Amendment duly executed by the Borrower and the Agent;

(b)Pursuant to the requirements of Section 1.10 of the Existing Credit Agreement, on or prior to the First Amendment Effective Date, the Agent shall not have received notice from the Required Lenders (as defined in the Existing Credit Agreement) specifying their objection thereto.

(c)Payment of all reasonable fees, costs and expenses of the Agent invoiced at least one Business Day prior to the First Amendment Effective Date including, without limitation, the fees and expenses set forth in Section 10 hereof.

Section 4. Representations. The Borrower represents and warrants to the Agent that:

(a)Authorization. The Borrower has full power, authority and legal right to make, deliver and perform all of its respective obligations hereunder and under the Amended Credit Agreement, and to enter into this First Amendment. This First Amendment has been duly executed and delivered on behalf of the Borrower. The Amended Credit Agreement constitutes a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and by general principles of equity.

(b)Compliance with Laws, etc. The execution and delivery by the Borrower of this First Amendment and performance by each Loan Party of the Amended Credit Agreement does not (i) contravene the terms of any such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Amended Credit Agreement) (x) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (y) any material agreement to which such Person is a party or (iii) violate any material Law; except with respect to any conflict, breach, violation or contravention referred to in clause (ii) or (iii), to the extent that such conflict, breach, violation or contravention would not reasonably be expected to have a Material Adverse Effect.

(c)No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this First Amendment.

Section 5. Reaffirmation of Representations; Liens and Obligations of Loan Parties. Without limiting Section 4 hereof, the Borrower hereby (i) certifies that as of the date hereof, the representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date), (ii) ratifies and reaffirms the Liens granted to the Agent for the benefit of the Lenders under the Amended Credit Agreement and each other Loan Document and confirms and agrees that such Liens hereafter secure all of the Obligations and (iii) acknowledges and reaffirms its Obligations and its continuing obligations owing to the Agent and the Lenders under each of the Loan Documents including, without limitation, the Security Agreement. By executing this First Amendment, the Borrower hereby acknowledges, consents and agrees that all of the Loan Parties’ obligations and liabilities under the Guaranty contained in the Amended Credit Agreement, contingent or otherwise, remain in full force and effect, and that the execution and delivery of this First Amendment shall not alter, amend, reduce or modify its obligations and liability under the Guaranty or any of the other Loan Documents to which it is a party except as expressly set forth herein.

Section 6.    Certain References; Effect.

(a)Each reference to the Existing Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Amended Credit Agreement. This First Amendment shall be deemed to be a “Loan Document” under the Amended Credit Agreement.

(b)Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect. The Amended Credit Agreement is hereby ratified and confirmed in all respects. The Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents. The consent, acknowledgment and amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 7. Fees and Expenses. The Borrower shall reimburse the Agent upon demand for all out- of-pocket costs and expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, negotiation, and execution of this First Amendment and the other agreements and documents executed and delivered in connection herewith in addition to any other outstanding fees and expenses owing in accordance with the terms of the Amended Credit Agreement and incurred prior to the date hereof.

Section 8. Entire Agreement. This First Amendment and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. This First Amendment represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

Section 9. Benefits. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW. THIS FIRST AMENDMENT AND ANY CLAIMS, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11. Effect. Nothing in this First Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Agent or the Lenders under the Amended Credit Agreement or any other Loan Document.

Section 12. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. Signatures hereto delivered by facsimile transmission, emailed .pdf file or other electronic imaging (including in .pdf, .tif, .jpeg or other electronic format) means shall be effective as delivery of a manually executed counterpart of this First Amendment. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this First Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the parties hereto, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signatures Commence on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be executed as of the date first above written.

Borrower:

AVANOS MEDICAL, INC.
By:	/s/ Michael Greiner
Name:	Michael Greiner
Title:	Senior Vice President and Chief Financial Officer

[Signatures Continued on Following Page]

(Signature Page to First Amendment to Amended and Restated Credit Agreement]

CITIBANK, N.A., as Agent
By:	/s/ Eugene Yermesh
Name:	Eugene Yermesh
Title:	Vice President

(Signature Page to First Amendment to Amended and Restated Credit Agreement]

ANNEX I

MARKED CREDIT AGREEMENT

See attached.

Annex I – Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 30, 2018, among
AVANOS MEDICAL, INC.,
as Borrower,

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent,

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME, THE GUARANTORS PARTY HERETO FROM TIME TO TIME
and

CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., JPMORGAN CHASE BANK, N.A., MORGAN STANLEY SENIOR FUNDING, INC. and RBC CAPITAL MARKETS,
as Joint Lead Arrangers

BMO CAPITAL MARKETS, ING CAPITAL LLC,, MUFG BANK, LTD. And U.S. BANK NATIONAL ASSOCIATION
as Co-Arrangers

TABLE OF CONTENTS
		Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.	Defined Terms		1
Section 1.02.	Other Interpretive Provisions	~~56~~	60
Section 1.03.	Accounting Terms; GAAP	~~57~~	60
Section 1.04.	Rounding	~~58~~	61
Section 1.05.	References to Agreements, Laws, Etc.	~~58~~	61
Section 1.06.	Times of Day	~~58~~	61
Section 1.07.	Timing of Payment for Performance	~~58~~	62
Section 1.08.	Pro Forma and Other Calculations	~~58~~	62
Section 1.09.	Letter of Credit Amounts	~~60~~	63
Section 1.10.	~~LIBOR Discontinuation~~ Rates	~~60~~	63
Section 1.10.	Limited Condition Acquisitions	~~61~~	64
Section 1.12.	Divisions	~~62~~	65
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01.	The Loans	~~62~~	65
Section 2.02.	Borrowings, Conversions and Continuations of Loans	~~62~~	65
Section 2.03.	Letters of Credit	~~64~~	67
Section 2.04.	[Reserved]	~~75~~	78
Section 2.05.	Prepayments	~~75~~	78
Section 2.06.	Termination or Reduction of Commitments	~~76~~	79
Section 2.07.	Repayment of Loans	~~77~~	79
Section 2.08.	Interest	~~77~~	80
Section 2.09.	Fees	~~77~~	80
Section 2.10.	Computation of Interest and Fees	~~78~~	81
Section 2.11.	Evidence of Indebtedness	~~78~~	81
Section 2.12.	Payments Generally	~~79~~	82
Section 2.13.	Sharing of Payments	~~81~~	84
Section 2.14.	Incremental Credit Extensions	~~82~~	85
Section 2.15.	Refinancing Amendments	~~85~~	88
Section 2.16.	Extension Offers	~~86~~	89
Section 2.17.	Defaulting Lenders	~~89~~	91
ARTICLE III TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
Section 3.01.	Taxes	~~88~~	91
Section 3.02.	Illegality	~~92~~	95
Section 3.03.	Inability to Determine Rates Benchmark Replacement Setting	~~93~~	96

i

Section 3.04.	Defined Terms	~~93~~	98
Section 3.05.	Other Interpretive Provisions	~~95~~	99
Section 3.06.	Accounting Terms; GAAP	~~95~~	99
Section 3.07.	Rounding	~~96~~	100
Section 3.08.	References to Agreements, Laws, Etc.	~~97~~	101
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.01.	Conditions to the Initial Credit Extensions	~~97~~	101
Section 4.02.	Conditions to All Credit Extensions after the Closing Date	~~99~~	103
ARTICLE V REPRESENTATIONS AND WARRANTIES
Section 5.01.	Existence, Qualification and Power; Compliance with Laws	~~100~~	104
Section 5.02.	Authorization; No Contravention	~~100~~	104
Section 5.03.	Governmental Authorization; Other Consents	~~101~~	104
Section 5.04.	Binding Effect	~~101~~	105
Section 5.05.	Financial Statements; No Material Adverse Effect	~~101~~	105
Section 5.06.	Litigation	~~101~~	105
Section 5.07.	[Reserved]	~~102~~	105
Section 5.08.	Ownership of Property; Liens	~~102~~	106
Section 5.09.	Environmental Compliance	~~102~~	106
Section 5.10.	Taxes	~~103~~	107
Section 5.11.	ERISA Compliance	~~103~~	107
Section 5.12.	Subsidiaries; Equity Interests	~~103~~	107
Section 5.13.	Margin Regulations; Investment Company Act	~~104~~	107
Section 5.14.	Disclosure	~~104~~	108
Section 5.15.	OFAC and USA Patriot Act	~~104~~	108
Section 5.16.	Intellectual Property; Licenses, Etc.	~~105~~	109
Section 5.17.	Solvency	~~105~~	109
Section 5.18.	FCPA	~~105~~	109
Section 5.19.	Security Documents	~~105~~	109
Section 5.20.	Use of Proceeds	~~106~~	110
ARTICLE VI AFFIRMATIVE COVENANTS
Section 6.01.	Financial Statements	~~107~~	111
Section 6.02.	Certificates; Other Information	~~108~~	112
Section 6.03.	Notices	~~109~~	113
Section 6.04.	Payment of Taxes	~~110~~	114
Section 6.05.	Preservation of Existence, Etc.	~~110~~	114
Section 6.06.	Maintenance of Properties	~~110~~	114
Section 6.07.	Maintenance of Insurance	~~110~~	114

Section 6.08.	Compliance with Laws and Certain Agreements	~~111~~	115
Section 6.09.	Books and Records	~~111~~	115
Section 6.10.	Inspection Rights	~~111~~	115
Section 6.11.	Additional Collateral; Additional Guarantors	~~112~~	116
Section 6.12.	Compliance with Environmental Laws	~~114~~	118
Section 6.13.	Post-Closing Conditions and Further Assurances	~~114~~	118
Section 6.14.	Designation of Subsidiaries	~~115~~	119
Section 6.15.	[Reserved]	~~115~~	119
Section 6.16.	Use of Proceeds	~~115~~	119
ARTICLE VII NEGATIVE COVENANTS
Section 7.01.	Liens	~~116~~	120
Section 7.02.	Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	~~120~~	124
Section 7.03.	Fundamental Changes	~~126~~	130
Section 7.04.	Dispositions	~~127~~	131
Section 7.05.	Restricted Payments	~~130~~	134
Section 7.06.	Investments	~~134~~	138
Section 7.07.	Transactions with Affiliates	~~135~~	138
Section 7.08.	Burdensome Agreements	~~137~~	141
Section 7.09.	Financial Covenant	~~139~~	143
Section 7.10.	Accounting Changes	~~140~~	143
Section 7.11.	Change in Natuer of Business	~~140~~	144
Section 7.12.	Modifications to Documents	~~140~~	144
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES
Section 8.01.	Events of Default	~~140~~	144
Section 8.02.	Remedies Upon Event of Default	~~143~~	146
Section 8.03.	Application of Funds	~~143~~	147
ARTICLE IX ADMINISTRATIVE AGENT AND OTHER AGENTS
Section 9.01.	Appointment and Authority	~~144~~	148
Section 9.02.	Delegation of Duties	~~145~~	149
Section 9.03.	Exculpatory Provisions	~~145~~	149
Section 9.04.	Reliance by Administrative Agent	~~146~~	150
Section 9.05.	Non-Reliance on Administrative Agent and Other Lenders	~~147~~	151
Section 9.06.	Rights as a Lender	~~147~~	151
Section 9.07.	Resignation of Administrative Agent	~~147~~	151
Section 9.08.	Administrative Agent May File Proofs of Claim	~~148~~	152
Section 9.09.	Collateral and Guaranty Matters	~~149~~	153
Section 9.10.	No Other Duties, Etc.	~~150~~	154

Section 9.11.	Treasury Services Agreements and Secured Hedge Agreements	~~151~~	154
Section 9.12.	Books and Records	~~151~~	155
ARTICLE X MISCELLANEOUS
Section 10.01.	Amendments, Etc.	~~151~~	155
Section 10.02.	Notices; Effectiveness; Electronic Communications	~~154~~	158
Section 10.03.	No Waiver; Cumulative Remedies; Enforcement	~~157~~	160
Section 10.04.	Expenses; Indemnity; Damage Waiver	~~157~~	161
Section 10.05.	Payments Set Aside	~~159~~	163
Section 10.06.	Successors and Assigns	~~160~~	163
Section 10.07.	Treatment of Certain Information; Confidentiality	~~166~~	170
Section 10.08.	Setoff	~~167~~	171
Section 10.09.	Interest Rate Limitation	~~168~~	171
Section 10.10.	Counterparts; Effectiveness	~~168~~	172
Section 10.11.	Integration	~~168~~	172
Section 10.12.	Survival of Representations and Warranties	~~168~~	172
Section 10.13.	Replacement of Lenders	~~169~~	172
Section 10.14.	Severability	~~170~~	173
Section 10.15.	GOVERNING LAW	~~170~~	174
Section 10.16.	WAIVER OF RIGHT TO TRIAL BY JURY	~~171~~	174
Section 10.17.	Binding Effect	~~171~~	175
Section 10.18.	No Advisory or Fiduciary Responsibility	~~171~~	175
Section 10.19.	Lender Action	~~172~~	176
Section 10.20.	USA Patriot Act	~~172~~	176
Section 10.21.	Electronic Execution of Assignments and Certain Other Documents	~~173~~	176
Section 10.22.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~173~~	176
Section 10.23.	Lender Representations	~~173~~	177
Section 10.24.	Amendment and Restatement	~~174~~	178
Section 10.25.	Subject to Intercreditor Agreement	~~176~~	180
ARTICLE XI GUARANTEE
Section 11.01.	The Guarantee	~~176~~	180
Section 11.02.	Obligations Unconditional	~~177~~	180
Section 11.03.	Reinstatement	~~178~~	182
Section 11.04.	Subrogation; Subordination	~~178~~	182
Section 11.05.	Remedies	~~178~~	182
Section 11.06.	Instrument for the Payment of Money	~~179~~	182
Section 11.07.	Continuing Guarantee	~~179~~	183
Section 11.08.	General Limitation on Guarantee Obligations	~~179~~	183
Section 11.09.	Release of Guarantors	~~179~~	183
Section 11.10.	Right of Contribution	~~180~~	183
Section 11.11	Keepwell	~~180~~	184

SCHEDULES

1.01A    Commitments
1.01B    Letter of Credit Commitments 1.01C    Existing Investments
1.01D    Existing Letters of Credit
5.08    Exceptions to Ownership of Property
5.12    Subsidiaries and Other Equity Investments 6.13(a)    Certain Collateral Documents
7.01    Existing Liens 7.02(b)    Existing Indebtedness
10.02    Administrative Agent’s Office, Certain Addresses for Notices EXHIBITS
Form of

ACommitted Loan Notice
B[Reserved]
CRevolving Credit Note
DCompliance Certificate
E-1Assignment and Assumption
E-2Affiliated Lender Assignment and Assumption F    [Reserved]
G-1Perfection Certificate
G-2Perfection Certificate Supplement H    [Reserved]
I-1Intercreditor Agreement
I-2Second Lien Intercreditor Agreement
J    United States Tax Compliance Certificates K    Solvency Certificate
v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of October 30, 2018 among Avanos Medical, Inc., a Delaware corporation, as borrower (the “Borrower”), the other Guarantors party hereto from time to time, Citibank, N.A. (“Citibank”), as Administrative Agent, Collateral Agent and an L/C Issuer, and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower (f/k/a Halyard Health, Inc.), the Guarantors (as defined in the Existing Credit Agreement) party thereto, Morgan Stanley Senior Funding, Inc., as Term Loan Administrative Agent (as defined in the Existing Credit Agreement), Citibank, as Revolving Administrative Agent and Swing Line Lender (each as defined in the Existing Credit Agreement), the other lenders party thereto and the other agents party thereto entered into that certain Credit Agreement, dated as of October 31, 2014 (as the same may have been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to (a) refinance (the “Closing Date Refinancing”) all Loans (as such term is defined in the Existing Credit Agreement) outstanding thereunder and pay all accrued interest (regardless of whether then due and payable), fees and other amounts, in each case outstanding under the Existing Credit Agreement with, and replace (to the extent not repaid, prepaid or otherwise terminated prior to the Closing Date) the Facility (as such term is defined in the Existing Credit Agreement) with, the Facility (as defined below) as provided in this Agreement and (b) amend certain other provisions of the Existing Credit Agreement as hereinafter set forth.

The Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety, and hereby covenant and agree, as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Opinion” has the meaning set forth in Section 6.01(a).

“Acquired Indebtedness” means, with respect to any specified Person,

(a)Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(b)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of, or substantially concurrently with, the consummation of the transaction pursuant to which such other Person becomes a Restricted Subsidiary of the specified Person will not be Acquired Indebtedness.
“Additional Lender” has the meaning set forth in Section 2.14(a). “Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided, that each Additional Refinancing Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, solely to the extent that any such consent would be required from the Administrative Agent under Section 10.06(b)(iii)(B) for an assignment of Loans to such Additional Refinancing Lender.

“Administrative Agent” means Citibank, in its capacity as administrative agent under any of the Loan Documents.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Affiliate” of any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than the Borrower or any Subsidiary of the Borrower) in whom a Receivables Subsidiary makes an Investment in connection with a financing of accounts receivable will be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such Investment.

“Agent Parties” has the meaning set forth in Section 10.02(c).
“Agents” means, collectively, the Administrative Agent and the Collateral Agent. “Aggregate Commitments” means the Commitments of all the Lenders. “Agreement” means this Amended and Restated Credit Agreement. “Alternative Currency” means euros, Sterling, Yen and Australian Dollars, or any other lawful currency which is freely convertible into Dollars and is freely traded and available in the London interbank ~~eurocurrency~~ market with the consent of the Administrative Agent and the applicable L/C Issuer.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Percentage” means with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Period” has the meaning set forth in the definition of “Applicable
Rate.”

“Applicable Rate” means a percentage per annum equal to:

(a)with respect to Revolving Credit Commitments, ~~(i) until delivery of a Compliance Certificate for the fiscal quarter ending September 30, 2018, pursuant to Section 6.02(a), 0.25%, and (ii) thereafter,~~ based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a), (A) 0.25% when Consolidated Total Leverage Ratio is less than or equal to 2.25 to 1.00 and (B) 0.375% otherwise,

(b)with respect to ~~Revolving Credit Loans, (i) until delivery of a Compliance Certificate for the fiscal quarter ending September 30, 2018, pursuant to Section 6.02(a), (A) for Eurodollar Rate Loans, 1.50%, and (B) for Base Rate Loans, 0.50%, and (ii) thereafter~~Loans, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Total Leverage Ratio	~~Eurodollar Rate~~SOFR and Letter of Credit Fees	Base Rate
1	> 3.00 to 1.00	2.25%	1.25%
2	> 2.25 to1.00 but < 3.00 to 1.00	2.00%	1.00%
3	> 1.50 to 1.00 but < 2.25 to 1.00	1.75%	0.75%
4	< 1.50 : 1.00	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to
Section 6.02(a); provided, that the highest Pricing Level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply up to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

In the event that any Compliance Certificate is shown by the Administrative Agent to be inaccurate (whether as a result of an inaccuracy in the financial statements on which such Compliance Certificate is based, a mistake in calculating the applicable Consolidated Total Leverage Ratio or otherwise) at any time that this Agreement is in effect and any Loans or Commitments are outstanding such that the Applicable Rate for any period (an “Applicable Period”) (i) should have been higher than the Applicable Rate applied for such Applicable Period, then (A) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period; (B) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower); and (C) the Borrower shall pay to the Administrative Agent promptly (and in no event later than five (5) Business Days after the date such corrected Compliance Certificate is delivered) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof or (ii) should have been lower than the Applicable Rate applied for such Applicable Period, then (A) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period and (B) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower). Notwithstanding anything to the contrary in this Agreement, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five (5) Business Days following the date such corrected Compliance Certificate is delivered. The

Borrower’s Obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, and (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by
(a)a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Citibank, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and RBC Capital Markets as joint lead arrangers and BMO Capital Markets, ING Capital LLC, MUFG Bank, Ltd. and U.S. Bank National Association as co-arrangers.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or E-2, as applicable, or any other form (including electronic documentation generated by any electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date of determination, in respect of any Sale and Lease-Back Transaction, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. In the case of clause (b), such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Audited Financial Statements” means the financial statements for the fiscal year ended December 31, 2017 delivered pursuant to Section 6.01(a) of the Existing Credit Agreement.

“Australian Dollars” and “AUD” mean the lawful currency of the Commonwealth of Australia.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Amount” means the sum of

(a)50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) commencing on January 1, 2019 to the end of the Borrower’s most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 at the time of such Restricted Payment or Permitted Investment (or if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), as applicable, plus

(b)$15 million;

(c)100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower since immediately after the Closing Date from the issue or sale of:

(i)Equity Interests of the Borrower, but excluding cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received from the sale of Equity Interests to officers, directors, employees, managers or consultants of the Borrower after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05 (e); and

(ii)Indebtedness or Disqualified Stock of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Borrower;

provided that this clause (c) shall not include the proceeds from (x) Refunding Capital Stock,
(y)Equity Interests, Indebtedness or Disqualified Stock of the Borrower sold to a Restricted Subsidiary or (z) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock; plus

(d)100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than by a Restricted Subsidiary or the Borrower); plus

(e)100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of (i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date or (ii) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Closing Date (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), in the case of either clause (i) or (ii) above, except to the extent any such amount was already included in the calculation of Consolidated Net Income; plus

(f)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (as determined by the Borrower in good faith) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Lending Rate at such time, and
(c)~~the Eurodollar Rate~~Adjusted Term SOFR for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%; provided that for purposes of this clause (c), the Base Rate with respect to ~~Revolving Credit~~ Loans will be deemed not to be less than 0.00%. Any change in the Base Rate due to a change in the Prime Lending Rate shall take effect at the opening of business on the day of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).

“Benchmark Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.03(b) and other technical, administrative or operational matters) that the Administrative Agent reasonably determines in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines in consultation with the Borrower that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the introductory paragraph to this
Agreement.
“Borrower Materials” has the meaning set forth in Section 6.02. “Borrowing” means a Revolving Credit Borrowing or an Incremental Term
Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the ~~Laws~~laws of, or are in fact closed in, the State of New York; provided that ~~if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan,~~, when used in connection with the Borrowing, funding, conversion, continuation, or other administration of SOFR Loans the term “Business Day” shall also exclude any day ~~on which banks are not open for dealings in dollar deposits in the London interbank eurodollar market.~~that the Securities Industry and Financial Markets

Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading United States government securities.

“Capital Stock” means:

(a)in the case of a corporation, corporate stock;

(b)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at Citibank or another commercial bank selected in compliance with Section 2.03(g) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g). “Cash Equivalents” means:
(a)Dollars;

(b)(i) euros, or any national currency of any member state of the European Union; or

(ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c)securities issued or directly and fully and unconditionally guaranteed or insured by (i) the U.S. government or any agency or instrumentality thereof or (ii) any foreign country whose sovereign debt with at least two of the following three ratings: at least “A1” from Moody’s, at least “A+” from S&P or at least A+ from Fitch, or any agency or instrumentality of such foreign country, in each case the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(d)certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500 million in the case of
U.S. banks and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e)repurchase obligations for underlying securities of the types described in clauses (c) and (d) above and clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)commercial paper with at least two of the following three ratings: at least P-1 by Moody’s, at least A-1 by S&P or at least F1 by Fitch (or if at any time such obligations are not rated by (x) two of the three foregoing Rating Agencies, at least one of the foregoing ratings and an equivalent rating by another Rating Agency or (y) any of the three foregoing Rating Agencies, an equivalent rating by another two Rating Agencies) and in each case maturing within twenty-four (24) months after the date of creation thereof;

(g)marketable short-term money market and similar securities at least two of the following three ratings: at least P-2 from Moody’s, at least A-2 from S&P, or at least F2 from Fitch (or if at any time such obligations are not rated by (x) two of the three foregoing Rating Agencies, at least one of the foregoing ratings and an equivalent rating by another Rating Agency or (y) any of the three foregoing Rating Agencies, an equivalent rating by another two Rating Agencies) and in each case maturing within twenty-four (24) months after the date of creation thereof;

(h)readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from at least two of Moody’s, S&P and Fitch (or if at any time such obligations are not rated by (x) two of the three foregoing Rating Agencies, at least one of the foregoing ratings and an equivalent rating by another Rating Agency or (y) any of the three foregoing Rating Agencies, an equivalent rating by another two Rating Agencies) with maturities of twenty-four (24) months or less from the date of acquisition;

(i)Investments with average maturities of twenty-four (24) months or less from the date of acquisition in money market funds having at least two of the following three ratings: AAA- (or the equivalent thereof) or better by S&P, Aaa3 (or the equivalent thereof) or better by Moody’s, or AAA- (or the equivalent thereof) or better by Fitch (or if at any time such obligations are not rated by (x) two of the three foregoing Rating Agencies, at least one of the foregoing ratings and an equivalent rating by another Rating

Agency or (y) any of the three foregoing Rating Agencies, an equivalent rating by another two Rating Agencies); and

(j)securities of, or other evidence of investments in, investment funds investing 95% of their assets in securities of the types described in clauses (a) through (i) above).

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and
(ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency listed in clauses (a) and (b) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of Equity Interests in one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary,
(x)the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules,

guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person;

(b)the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision of 50% or more of the total voting power of the Voting Stock of the Borrower (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Borrower);

(c)the approval of any plan or proposal for the winding up or liquidation of the Borrower; or

(d)a “change of control” (or similar event) shall occur under the Senior Notes Indenture or any Indebtedness for borrowed money or any Disqualified Stock, in each case incurred by any Loan Party with an aggregate outstanding principal amount in excess of the Threshold Amount if the effect of such “change of control” or similar event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made or require cash collateralization thereof, prior to its stated maturity.

For purposes of this definition, any direct or indirect holding company of the Borrower shall not itself be considered a “Person” or “group” for purposes of clause (b) above; provided, that no “Person” or “group” beneficially owns, directly or indirectly, more than a majority of the total voting power of the Voting Stock of such holding company.
“Citibank” has the meaning set forth in the recital of parties to this Agreement.
“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Incremental Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments (of the same series of Extension) or Incremental Term

Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Incremental Term Loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied or duly waived.

“Closing Date Refinancing” has the meaning set forth in the preliminary statements to this Agreement.

“Closing Date Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its respective Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means the “Collateral” as defined in the Security Agreement, all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets a Lien in which is granted or purported to be granted pursuant to any Collateral Documents.

“Collateral Agency Assumption Agreement” means that certain Agency Resignation and Appointment Agreement, dated as of the date hereof, among Morgan Stanley Senior Funding, Inc., in its capacities as term loan administrative agent under the Existing Credit Agreement and Existing Collateral Agent, and Citibank, in its capacities as Administrative Agent and Collateral Agent, the Borrower, and each other Loan Party party thereto.

“Collateral Agent” means Citibank, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Reaffirmation Agreement, any Mortgage, collateral assignment, security agreement or pledge agreement, the Intellectual Property Security Agreements and any other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien securing any of the Obligations in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Commitment” means an Incremental Term Commitment or a Revolving Credit Commitment (including any Extended Revolving Credit Commitment), as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of ~~Eurodollar Rate~~SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of
Exhibit D.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Current Assets” means all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, but excluding, without duplication, (a) the current portion of any Consolidated Total Debt of the Borrower and its Restricted Subsidiaries, and (b) all Indebtedness of the Borrower and its Restricted Subsidiaries consisting of revolving loans, swing line loans and letters of credit obligations to the extent otherwise included therein.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)increased to the extent deducted (and not added back) in computing Consolidated Net Income, (without duplication) by:

(i)provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations; plus

(ii)Consolidated Interest Expense of such Person for such period; plus

(iii)Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv)any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence, modification, amendment or repayment of Indebtedness permitted to be incurred in accordance with this Agreement (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the Loan Documents and the Transactions and any amendment or modification of

Indebtedness permitted to be incurred by this Agreement and (B) commissions, discounts, yield and other fees and charges (including interest expense) related to any Receivables Facility; plus

(v)the amount of any restructuring charge or reserve, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations after the Closing Date and costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, excess pension charges and severance costs; plus

(vi)any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(vii)the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(viii)the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(ix)any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(x)the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Borrower in good faith to be reasonably anticipated to be realizable within twelve (12) months of the date of any Investment, acquisition, disposition, merger, consolidation, restructuring, cost-savings initiative or initiative or other action being given pro forma effect (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) substantially all steps have been taken or procedures are in place for realizing such cost savings, operating expense reductions, other operating improvements and initiatives and synergies, (y) such cost savings, operating expense reductions, other operating improvements and initiatives and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (J) in any Test Period shall not exceed 20.0% of Consolidated EBITDA;

(b)decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the accrual of revenue in the ordinary course of business or the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(c)increased or decreased by (without duplication):

(i)any net loss or gain, respectively, resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; plus or minus, as applicable; and

(ii)any net loss or gain, respectively, resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

Notwithstanding the forgoing and prior to giving effect to any pro forma adjustment, for all purposes of this Agreement, Consolidated EBITDA for (i) the fiscal quarter ended December 31, 2017 shall be deemed to be $37,100,000, (ii) the fiscal quarter ended March 31, 2018 shall be deemed to be $34,900,000, (iii) the fiscal quarter ended June 30, 2018 shall be deemed to be $30,600,000 and (iv) the fiscal quarter ended September 30, 2018 shall be deemed to be $26,800,000.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of (A) Indebtedness for borrowed money, (B) Indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable (including the Senior Notes), Capitalized Lease Obligations, (D) the Obligations under the Loan Document and Guarantees of the foregoing, in each case, of the Borrower and its Restricted Subsidiaries (excluding (x) Indebtedness in respect of letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), except to the extent of unreimbursed amounts drawn thereunder, (y) intercompany Indebtedness and (z) Indebtedness in respect of Hedging Obligations not yet due and owing), outstanding on such date; plus (2) the greater of (i) the aggregate liquidation value and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Borrower and the Guarantors and all Preferred Stock of Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be the fair market value (as determined in good faith by the Borrower).

“Consolidated Interest Coverage Ratio” means on any date, the ratio of
(a)Consolidated EBITDA to (b) Consolidated Interest Expense, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period. The Consolidated Interest Coverage Ratio shall be computed on a Pro Forma Basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) imputed interest with respect to Attributable Debt, and
(vi) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(c)any interest expense of Indebtedness of another Person Guaranteed by such Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries to the extent such Guarantee or Lien is called upon; plus

(d)whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Borrower) on any series of Disqualified Stock or any series of Preferred Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the forgoing and prior to giving effect to any pro forma adjustment, for all purposes of this Agreement, Consolidated Interest Expense for (i) the fiscal quarter ended December 31, 2017 shall be deemed to be $8,320,000, (ii) the fiscal quarter ended March 31, 2018 shall be deemed to be $8,950,000, (iii) the fiscal quarter ended June 30, 2018 shall be deemed to be $5,800,000 and (iv) the fiscal quarter ended September 30, 2018 shall be deemed to be $4,400,000.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a)any after-tax effect of extraordinary, non-recurring or unusual gains, charges, costs, losses, income or expenses (less all fees and expenses relating thereto) or expenses (including expenses relating to (i) severance and relocation costs or (ii) any rebranding or corporate name change) shall be excluded;

(b)the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(c)any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(d)any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(e)the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary in respect of such period;

(f)solely for the purposes of determining the amount available for Restricted Payments and Permitted Investments under the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g)any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(h)any royalties incurred during such period in connection with any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(i)to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(j)any non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(k)any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded; and

(l)effects of adjustments in the property and equipment and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition after the Closing Date and any increase in amortization or depreciation or other noncash charges resulting therefrom and any write-off of any amounts thereof, net of taxes, shall be excluded.

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Net Debt of the Borrower and its Restricted Subsidiaries on such date that is secured by Liens on the assets of the Borrower and its Restricted Subsidiaries, to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Indebtedness of the Borrower and its Restricted

Subsidiaries outstanding on such date, less up to $100 million of cash and Cash Equivalents (which are not Restricted Cash) that would be stated on the balance sheet of the Loan Parties as of such date of determination; provided that for purposes of determining the Consolidated Net Secured Leverage Ratio in connection with the incurrence of any Incremental Facilities incurred pursuant to Section 2.14 or any Permitted Debt Offerings incurred pursuant to
Section 7.02(b)(20) only, the cash proceeds of such Incremental Facilities and/or Permitted Debt Offering shall not be deemed to be included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and Attributable Indebtedness.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Net Debt of the Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(a)to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)to advance or supply funds:

(A)for the purchase or payment of any such primary obligation; or

(B)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred hereunder pursuant to a Refinancing

Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans or Commitments hereunder, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, that (i) such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including tender premium) and penalties thereon plus reasonable upfront fees and OID on such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement, repurchase, retirement or extension and (ii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided, that with respect to a ~~Eurodollar Rate~~SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus
2.1% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Incremental Term Loans, Revolving Credit Loans, participations in L/C Obligations required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, unless subsequently cured, unless such Lender notifies Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default or breach of a representation, if any, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, (c) has notified the Borrower or the Administrative Agent or an L/C Issuer in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower or, in the case of a Revolving Credit Lender, an L/C Issuer to confirm in a manner satisfactory to the Administrative Agent or the Borrower or, in the case of a Revolving Credit Lender, such L/C Issuer that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment described in clause (i) or (ii) above, or (iv) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of (1) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (2) an Undisclosed Administration.

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition.

“Disposition” or “Dispose” means:

(a)the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign materials or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.02), whether in a single transaction or a series of related transactions.

“Disqualified Lenders” means such Persons who are competitors of the Borrower and its Subsidiaries that are identified in writing by the Borrower to the Administrative Agent; provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall not retroactively be deemed to be a Disqualified Lender hereunder.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date ninety one (91) days after the earlier of the Latest Maturity Date at the time of issuance of such Capital Stock or the date the Loans are no longer outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; and provided, further that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” of any amount expressed, at the time of determination thereof, means (a) if such amount is expressed in Dollars, such amount, and (b) in any Alternative Currency, the equivalent amount thereof in Dollars as determined on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia but excluding any such Subsidiary that is a Subsidiary of a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) above, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any Fund or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (x) natural persons, (y) any Defaulting Lender and (z) any Disqualified Lender.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or, to the extent relating to the handling of or exposure to Hazardous Materials, human health, safety or to the Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower (excluding Disqualified Stock), other than:

(a)public offerings with respect to any such Person’s common stock registered on Form S-8;

(b)issuances to any Subsidiary of the Borrower; and

(c)Refunding Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974. “ERISA Affiliate” means any trade or business (whether or not incorporated)
that is under common control with a Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan;
(b)with respect to any Pension Plan, the failure to satisfy the minimum funding standards under

Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA by the PBGC, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the EMU. ~~“Eurodollar Rate” means:~~
~~(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a LIBOR Successor Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and~~

~~(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for U.S. Dollar deposits with a term of one (1) month commencing that day;~~

~~provided, that the Eurodollar Rate with respect to Revolving Credit Loans that bear interest at a rate based on clause (a) of this definition will be deemed not to be less than 0.00% per annum.~~

~~“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.~~

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” has the meaning set forth in the Security Agreement.
“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary; (b) any Immaterial Subsidiary; (c) any Subsidiary that is prohibited by applicable Law, or by Contractual Obligations existing on the Closing Date (or, in the case of any future acquisition, as of the closing date of such acquisition, so long as such prohibition is not incurred in contemplation of such acquisition), from guaranteeing the Obligations or would require the approval, consent, license or authorization of any Governmental Authority in order to guarantee the Obligations (unless such approval, consent, license or authorization has been received);
(d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; (e) any Receivables Subsidiary; (f) any Foreign Subsidiary; (g) any Unrestricted Subsidiary; and (h) any CFC or CFC Holdco.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to or on account of a Recipient, (a) any Taxes imposed on or measured by net income (however denominated) or profits, franchise Taxes or branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or having its principal office or applicable Lending Office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect at the time (i) such Lender becomes a party hereto or acquires such interest in the Loan or Commitment (other than pursuant to the Borrower’s request under Section 10.13) or (ii) such Lender designates a new Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such Taxes pursuant to Section 3.01(a) or 3.01(c); (c) any Taxes attributable to such Recipient’s failure to comply with Section 3.01(d); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” has the meaning set forth in Section 5.15.

“Existing Credit Agreement” has the meaning set forth in the preliminary statements to this Agreement.

“Existing Collateral Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as “Collateral Agent” under the Existing Credit Agreement and the other Loan Documents as in effect immediately prior to the Closing Date, in which capacity the Existing Collateral Agent is a “sub-agent” of the Agents for purposes of this Agreement and each other Loan Document.

“Existing Letters of Credit” means those letters of credit issued under the Existing Credit Agreement and set forth on Schedule 1.01D.
“Extended Incremental Term Loan” has the meaning set forth in Section 2.16.
“Extended Letter of Credit” has the meaning set forth in Section 2.03(a)(ii)(C).
“Extended Maturity Date” means, with respect to any series of Extended
Revolving Credit Commitments, the maturity date of such Extension set forth in the Loan Extension Agreement for such Extension.

“Extended Revolving Credit Commitment” has the meaning set forth in Section 2.16.

“Extending Lender” has the meaning set forth in Section 2.16.
“Extension” has the meaning set forth in Section 2.16.
“Extension Offer” has the meaning set forth in Section 2.16.
“Facility” means the Revolving Credit Facility, the Letter of Credit Sublimit orany Incremental Term Loans, as the context may require.

“FCPA” means Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreement for the implementation of Sections 1471 through 1474 of the Code, any agreements entered into pursuant to current
Section 1471(b)(1) of the Code (or any amended or successor version described above) and any current or future Treasury regulations or official administrative interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the

Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Event of Default” has the meaning set forth in Section 8.01(b).

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc., and any successor to its rating agency business.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means (i) any Subsidiary which is not a Domestic Subsidiary or (ii) any direct or indirect Subsidiary of a Subsidiary described in the preceding clause (i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Revolving Credit Lender that is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, subject to Section 1.03.

“Governmental Authority” means any nation or government, any state, county, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.06(g).

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guaranteed Obligations” has the meaning set forth in Section 11.01. “Guarantors” means (a) the Subsidiaries of the Borrower party hereto as of the Closing Date and those Restricted Subsidiaries that become Guarantors after the Closing Date pursuant to Section 6.11, in each case (i) other than any Foreign Subsidiary, any Subsidiary of such Foreign Subsidiary or any CFC or CFC Holdco and/or (ii) until released in accordance with the terms hereof, and (b) with respect to obligations and liabilities owing by any Loan Party (other than the Borrower) in respect of Secured Hedging Agreements or Treasury Services Agreements, the Borrower.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes that are regulated pursuant to, or the Release or exposure to which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person that is the Administrative Agent, an Arranger or a Lender or an Affiliate of the Administrative Agent, an Arranger, or a Lender on the Closing Date or at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies (including indemnity agreements or arrangements in connection with the foregoing).

“Hedging Termination Value” means, in respect of Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Obligations, (a) for any date on or after the date such Hedge Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Obligations (which may include a Lender or any Affiliate of a Lender).

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary of the Borrower (x) whose total assets (after intercompany eliminations), together with the total assets of all of its Restricted Subsidiaries, constitute no more than 5% of the Total Assets of the Borrower and its Restricted Subsidiaries and (y) whose total revenue, together with the total revenue of all of its Restricted Subsidiaries, constitutes no more than 5% of the total revenue of the Borrower and its Restricted Subsidiaries, in each case as determined as of the date of the most recent financial statements delivered pursuant to Section 6.01(a). Notwithstanding the foregoing, if (i) the total assets of all Immaterial Subsidiaries determined in accordance with the prior sentence would constitute more than 5% of the Total Assets of the Borrower and its Restricted Subsidiaries or (ii) the total revenue of all such Immaterial Subsidiaries determined in accordance with the prior sentence would constitute more than 5% of the total revenue of the Borrower and its Restricted Subsidiaries, in each case as determined as of the date of the most recent financial statements delivered pursuant to Section 6.01(a), then the Borrower shall in a written notice to the Administrative Agent designate one or more of such Subsidiaries to not be “Immaterial Subsidiaries” for purposes of this Agreement so that the conditions of this sentence shall be satisfied. The Borrower may in a written notice to the Administrative Agent designate as an “Immaterial Subsidiary” one or more Subsidiaries previously designated not to be “Immaterial Subsidiaries” pursuant to the preceding sentence so long as immediately after giving effect to such designation the conditions of the preceding sentence would be satisfied.
“Incremental Amendment” has the meaning set forth in Section 2.14(a).
“Incremental Equivalent Debt” means Indebtedness issued in accordance with
Section 2.14(g) consisting of one or more series of senior secured, junior lien, unsecured or subordinated notes or loans, in each case issued in a public offering, Rule 144A or other private placement transaction, including without limitation, a bridge facility in lieu of the foregoing, or secured or unsecured mezzanine Indebtedness or debt securities, in each case subject to the terms set forth in Section 2.14(g).
“Incremental Facility” has the meaning set forth in Section 2.14(a).
“Incremental Revolving Commitment” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Facility” has the meaning set forth in Section 2.14(a).

“Incremental Term Commitment” means, as to any Incremental Term Lender, its obligation to make an Incremental Term Loan to the Borrower pursuant to any Incremental Amendment in an aggregate amount not to exceed the amount set forth for such Incremental Term Lender in the schedule of commitments for Incremental Term Loans in an applicable Incremental Amendment.

“Incremental Term Extension Offer” has the meaning set forth in Section 2.16.

“Incremental Term Lender” means each Lender which has made Incremental Term Loans pursuant to Section 2.14.
“Incremental Term Loans” has the meaning set forth in Section 2.14(a).
“Incremental Term Note” means a promissory note of the Borrower payable to any Incremental Term Lender or its registered assigns, evidencing the aggregate Indebtedness of the Borrower to such Incremental Term Lender resulting from the Incremental Term Loans made by such Incremental Term Lender.

“Indebtedness” means, with respect to any Person, without duplication:

(a)any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)in respect of borrowed money;

(ii)evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)representing the deferred and unpaid balance of the purchase price of any property or services, except (x) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (y) any earn-out obligations until such obligation becomes due and payable and is not so paid, and (z) liabilities accrued in the ordinary course of business; or

(iv)representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)all Attributable Debt and all Capitalized Lease Obligations;

(c)to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(d)to the extent not otherwise included, any Indebtedness of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing, respectively, Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include
(A) Contingent Obligations incurred in the ordinary course of business, (B) deferred or prepaid revenues and (C) obligations under or in respect of Receivables Facilities. Furthermore, notwithstanding the foregoing, any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness, shall not constitute or be deemed “Indebtedness”; provided that such defeasance has been made in a manner not prohibited by this Agreement.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.04.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning set forth in Section 10.07.

“Intellectual Property Security Agreement” means each of (i) that certain Trademark Security Agreement (Short Form), dated as of February 27, 2015, between Avent, Inc., as Grantor, and the Existing Collateral Agent, (ii) that certain Patent Security Agreement (Short Form), dated as of February 27, 2015 between Avent, Inc., as Grantor, and the Existing Collateral Agent and (iii) any copyright security agreement or any other patent security agreement or trademark security agreement that may be delivered by any Loan Party in favor of the Secured Parties in connection with the Facility.

“Intercreditor Agreement” means a first lien intercreditor agreement substantially in the form of Exhibit I-1, among the Collateral Agent and the Representatives for any Additional First Lien Secured Parties (as defined therein) (which agreement in such form or with immaterial changes thereto the Administrative Agent is authorized to enter into) together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the

Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof.

“Interest Payment Date” means, (a) as to any ~~Eurodollar Rate~~SOFR Loan, the last day of ~~each~~the Interest Period applicable to ~~such Loan and the maturity date of the Facility under~~the Borrowing of which such Loan ~~was made; provided, that if any~~is a part and, in the case of a SOFR Loan with an Interest Period ~~for a Eurodollar Rate Loan exceeds~~of more than three ~~(3)~~ months~~, the respective dates that fall every three (3) months after the beginning~~’ duration, each Business Day prior to the last day of such Interest Period ~~shall also be~~that occurs at intervals of three months’ duration after the first day of such Interest ~~Payment Dates,~~Period and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the maturity date of the Facility under which such Loan was made).

“Interest Period” means, as to each ~~Eurodollar Rate~~SOFR Loan, the period commencing on the date such ~~Eurodollar Rate~~SOFR Loan is disbursed or converted to or continued as a ~~Eurodollar Rate~~SOFR Loan and ending on the ~~date~~numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter ~~or, to the extent agreed by each Lender of such Eurodollar Rate Loan, twelve (12) months thereafter~~, as selected by the Borrower in its Committed Loan Notice;, provided, that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the maturity date of the Facility under which such Loan was made (or in the case of any Class of Extended Revolving Credit Commitments, the Extended Maturity Date for such Class).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(a)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(c)investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers, dealers, distributors and suppliers, commission, payroll, travel and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:

(a)“Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Borrower) of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)the Borrower’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(B)the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Borrower) of the net assets of such Subsidiary at the time of such redesignation; and

(b)any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer as determined in good faith by the Borrower.

If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed. The acquisition by the Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, without giving effect to subsequent changes in value but reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“IP Rights” has the meaning set forth in Section 5.16.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been timely reimbursed or refinanced as a Revolving Credit Borrowing in accordance with Section 2.03(c).

“L/C Commitment” means, with respect to any L/C Issuer, the aggregate face amount of Letters of Credit that such L/C Issuer has committed, in writing, to provide subject to the terms and conditions set forth in this Agreement. The L/C Commitments of the L/C Issuers as of the Closing Date are as set forth on Schedule 1.01B.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) each Person identified on Schedule 1.01B and (b) any other Revolving Credit Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.06(h) following the Closing Date, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and, in the case of clause (b), subject to such Lender’s acceptance of such appointment. Any reference to “L/C Issuer” herein shall be to the applicable L/C Issuer, as appropriate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (determined, in the case of Letters of Credit denominated in an Alternative Currency, by reference to the Dollar Equivalent on such date of determination) plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Latest Maturity Date” means, at any date of determination, the latest maturity date (including the Maturity Date) applicable to any Loan or Commitment hereunder at such time, including the Extended Maturity Date and the latest maturity date of any Other Term Loan Commitment, any Incremental Term Loans, or any Extended Incremental Term Loans.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning set forth in Section 1.11. “LCT Test Date” has the meaning set forth in Section 1.11.
“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect or, in the case of any Extended Revolving Credit Commitments, the scheduled Extended Maturity Date for such series of Extended Revolving Credit Commitments.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25 million and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
~~“LIBOR” has the meaning set forth in the definition of “Eurodollar Rate.” “LIBOR Successor Rate” has the meaning set forth in Section 1.10. “LIBOR Successor Rate Conforming Changes” means, with respect to any~~
~~proposed LIBOR Successor Rate, any conforming changes to the definition of “Base Rate”, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration~~

~~thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).~~

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition (including by way of merger) or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or an Incremental Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Intercreditor Agreement (if any), (e) the Second Lien Intercreditor Agreement (if any), (f) any Incremental Amendment and (g) other amendments of and joinders to any Loan Documents that are deemed pursuant to their terms to be Loan Documents for purposes hereof.

“Loan Extension Agreement” means an agreement among the Borrower and one or more Extending Lenders implementing the terms of any applicable Extension Offer pursuant to Section 2.16.

“Loan Parties” means, collectively, the Borrower and each Guarantor. “Margin Stock” has the meaning set forth in Section 5.13(a).
“Master Agreement” has the meaning set forth in the definition of “Swap
Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole,
(b)the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under this Agreement, or (c) the material rights and remedies of the Administrative Agent and the Lenders under this Agreement.

“Material Subsidiary” means any Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means with respect to the Revolving Credit Facility, October 30, 2023; provided, that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Incremental Facilities Amount” means, at any date of determination, a principal amount of not greater than (a) $125 million plus (b) all voluntary prepayments of any Incremental Term Loans and voluntary commitment reductions of the Revolving Credit Facility, plus (c) an unlimited amount, so long as on a Pro Forma Basis after giving effect to the incurrence of any such Incremental Facility or any Permitted Debt Offering (and after giving effect to any acquisition consummated concurrently therewith and calculated as if any Incremental Revolving Increase were fully drawn on the closing date thereof or, in the case of any of Incremental Facility incurred to finance a Limited Condition Acquisition for which the Borrower has made an LCT Election with respect thereto, on the LCT Test Date with respect thereto), the Consolidated Net Secured Leverage Ratio for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01 is less than or equal to 3.50 to 1.00.

“Maximum Rate” has the meaning set forth in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” has the meaning set forth in Section 6.11(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).
“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor. “Note” means an Incremental Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) obligations of the Borrower or any Restricted Subsidiary arising under any Secured Hedge Agreement or any Treasury Services Agreement, excluding, in each case, with respect to any Guarantor at any time, any Excluded Swap Obligations with respect to such Guarantor at such time. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party any Loan Document and (ii) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with this Agreement.

“obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Organization Documents” means, (a) with respect to any corporation, the certificate, charter or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents.

“Other Encumbrances” has the meaning set forth in Section 7.01(5). “Other Taxes” has the meaning set forth in Section 3.01(b).
“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder to fund Other Term Loans of the applicable Refinancing Series hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Incremental Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to any Incremental Term Loans and the Revolving Credit Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Incremental Term Loans and the Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning set forth in Section 10.06(d). “Participant Register” has the meaning set forth in Section 10.06(d). “PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit G-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any Investment permitted under clause (c) of the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided, that any cash and Cash Equivalents received must be applied in accordance with Section 7.04.

“Permitted Debt Offering” means any issuance of senior secured or junior secured or unsecured Indebtedness by any Loan Party after the Closing Date through an incurrence of term loans or through a public offering or private issuance of debt securities under Rule 144A or Regulation S under the Securities Act, or otherwise; provided that, (a) such Indebtedness may be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations (other than any Permitted Debt Offering Indebtedness incurred in the form of term loans, which shall not be secured by a first priority Lien on the Collateral), or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Obligations or may be unsecured; (b) such Indebtedness is not secured by any collateral other than the Collateral securing the Obligations; (c) such Indebtedness does not mature on or prior to the Latest Maturity Date of, or have a shorter Weighted Average Life to Maturity than, any Incremental Term Loans outstanding on such date; (d) the covenants and events of default in respect of such Indebtedness, taken as a whole, are substantially similar, or more favorable to the Loan Parties than, those governing the Senior Notes or are otherwise not more restrictive to the Loan Parties in the aggregate than those set forth in this Agreement (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Permitted Debt Offering, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility); (e) a certificate of a Responsible Officer of the issuing Loan Party delivered to the Administrative Agent at least three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the issuing Loan Party has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements; and (f) none of the Borrower and its Subsidiaries (other than the Loan Parties) is a guarantor or borrower under such Permitted Debt Offering. Any debt securities (including registered debt securities) issued by any Loan Party in exchange for any Indebtedness issued in connection with a Permitted Debt Offering in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such Permitted Debt Offering Indebtedness shall also be considered a Permitted Debt Offering.

“Permitted Investments” means:

(a)any Investment in the Borrower or any of its Restricted Subsidiaries; provided, that any Investment by the Loan Parties in Non-Guarantor Subsidiaries (other than Investments resulting from Indebtedness permitted under Section 7.02(b)(7) so long as the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of (i) $160 million and (ii) 8% of Total Assets) pursuant to this clause (a), together with, but without duplication of, Investments made by Loan Parties in Non-Guarantor Subsidiaries pursuant to clause (c) below, shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $60 million and (y) 3% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(b)any Investment in cash, Cash Equivalents or Investment Grade Securities;

(c)any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment such Person becomes a Restricted Subsidiary, or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or any of its Restricted Subsidiaries; provided:

(i)that any Investment by the Loan Parties in a Person that becomes a Non-Guarantor Subsidiary pursuant to this clause (c), together with, but without duplication of, Investments made by Loan Parties in Non-Guarantor Subsidiaries pursuant to clause (a) above, shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $60 million and (y) 3% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(ii)no Default or Event of Default shall exist either immediately before or after such Investment on the date of consummation thereof (or, to the extent the Borrower has made an LCT Election with respect thereto, on the LCT Test Date with respect thereto); and

(iii)Section 6.11 shall be complied with respect to such newly acquired Restricted Subsidiary and property;

and, in each case, any Investment held by such Person at the time such Person becomes a Restricted Subsidiary; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(d)any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 7.04 or any other disposition of assets not constituting a Disposition;

(e)any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each case, as set forth on Schedule 1.01C, or an Investment consisting of any replacement, extension, modification or renewal of any Investment existing on the Closing Date; provided, that the amount of any such Investment may only be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(f)any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i)in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(ii)as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii)as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or in satisfaction of judgments against other Persons, in each case, with Persons who are not Affiliates of the Borrower;

(g)Hedging Obligations permitted under Section 7.02(b)(9);

(h)Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower;

(i)guarantees of Indebtedness permitted under Section 7.02;

(j)any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (2), (6), (8) and (9) thereof);

(k)Investments consisting of (x) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the leasing or licensing of intellectual property in the ordinary course of business or the leasing, licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(l)Investments in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of (x) $60 million and (y) 3% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(m)Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Borrower is necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(n)advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $7.5 million outstanding at any one time, in the aggregate;

(o)loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower;

(p)any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(q)other Investments (including Investments in Unrestricted Subsidiaries and other Persons that do not become Loan Parties) having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Investments made pursuant to this clause (q) that are at the time outstanding, not to exceed the greater of (x) $60 million and (y) 3% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(r)[Reserved];

(s)advances, guarantees, endorsements for collection or deposit or customary trade arrangements with customers, suppliers, vendors or distributors in the ordinary course of business;

(t)lease, utility and other similar deposits in the ordinary course of business;

(u)guarantees by the Borrower or any of its Restricted Subsidiaries of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business; and

(v)so long as (i) no Event of Default shall have occurred and be continuing or would occur as a consequence of such Investment on the date of consummation thereof (or, to the extent the Borrower has made an LCT Election with respect thereto, on the LCT Test Date with respect thereto) and (ii)(A) the Borrower shall be in Pro Forma Compliance with Section 7.09 and (B) the Consolidated Total Leverage Ratio shall not be more than 4.25 to 1.00 on a Pro Forma Basis, in each case for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01 on the date of consummation thereof (or, to the extent the Borrower has made an LCT Election with respect thereto, on the LCT Test Date with respect thereto), Investments, together with the aggregate amount of all other Investments made pursuant to this clause (v) and Restricted Payments made pursuant to Section 7.05(a) by Borrower and its Restricted Subsidiaries after the Closing Date in an aggregate amount not to exceed the Available Amount.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided, that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”, (c) a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement with the Borrower, the Guarantors and the Administrative Agent, and (d) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Other Debt Conditions” means with respect to any given
Indebtedness that such Indebtedness (a) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (b) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (c) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (d) in regard to any Refinancing Notes, the other terms and conditions (excluding pricing and optional prepayment or redemption terms) are substantially identical to or (taken as a whole) less favorable to the investors providing such Refinancing Notes than the those applicable to the Incremental Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Incremental Term Loans and it being understood that the terms contained in the Senior Notes Indenture satisfy the requirements of this clause (d)); provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of the applicable Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness and drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (d) shall be conclusive evidence that such terms and conditions satisfy such requirements.
“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided, that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or a Restricted

Subsidiary other than the Collateral, (b) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (c) such Indebtedness, (i) unless incurred as a term loan under this Agreement, does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, and (ii) if incurred as a term loan under this Agreement, does not mature earlier than, or have a Weighted Average Life to Maturity shorter than, the applicable Refinanced Debt, (d) the security agreements relating to such Indebtedness (to the extent such Indebtedness is not incurred hereunder) are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) to the extent such Indebtedness is not incurred hereunder, a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Intercreditor Agreement with the Administrative Agent and (f) such Indebtedness, if consisting of Refinancing Notes, satisfies clause (d) of the definition of “Permitted Other Debt Conditions.” Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided, that such Indebtedness (i) constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” as such term is defined in
Section 3(3) of ERISA established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Lending Rate” means the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” and “Pro Forma Compliance” mean, with respect to compliance with any test or covenant hereunder, that such test or covenant shall have been calculated in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” means annual financial projections of the Borrower and its Subsidiaries through 2023, which will be prepared on a pro forma basis after giving effect to the Transactions and will include consolidated income statements (with Consolidated EBITDA clearly noted) and consolidated estimated balance sheets of the Borrower and its Subsidiaries, all of which will be in form substantially consistent with the financial projections supplied by the Borrower in the Private Supplement to the Lenders Presentation conducted on October 3, 2018.

“PTE” means a prohibited transaction class exemption issued by the U.S.
Department of Labor, as any such exemption may be amended from time to time
“Public Lender” has the meaning set forth in Section 6.02.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, has total assets exceeding $10 million or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Financial Statements” means the financial statements for the fiscal quarters ended March 31, 2018 and June 30, 2018 delivered pursuant to Section 6.01(b) of the Existing Credit Agreement.

“Rating Agencies” means Moody’s, S&P or Fitch, or such other nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower and agreed by the Administrative Agent.

“Ratio” means each of (a) Consolidated Net Secured Leverage Ratio and
(b) Consolidated Total Leverage Ratio.

“Reaffirmation Agreement” means the Reaffirmation Agreement dated as of the Closing Date by and among the Loan Parties and the Collateral Agent.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Facility” means any of one or more securitization or receivables financing facilities, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries contributes, sells or otherwise conveys its accounts receivable and related assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells, or grants a security interest in, its accounts receivable and related to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
“Recipient” means the Administrative Agent, any Lender and any L/C Issuer, as
applicable.
“Refinanced Debt” has the meaning set forth in the definition of “Credit
Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, and (c) each Additional Refinancing Lender and each Lender that agrees to provide any portion of the Other Term Loans or Other Term Loan Commitments incurred pursuant thereto, in accordance with Section 2.15; provided, that the Indebtedness pursuant to any such Refinancing Amendment (i) does not mature earlier than, or have a Weighted Average Life to Maturity shorter than, the applicable Refinanced Debt and (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors.
“Refinancing Indebtedness” has the meaning set forth in Section 7.02(b)(12).

“Refinancing Notes” means Credit Agreement Refinancing Indebtedness incurred in the form of notes rather than loans.

“Refinancing Series” means all Other Term Loans or Other Term Loan Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Other Term Loans or Other Term Loan Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same yield (taking into account any applicable interest rate margin, original issue discount, up-front fees and any ~~LIBOR~~ “floor”) and amortization schedule (if any).

“Refunding Capital Stock” has the meaning set forth in Section 7.05(c). “Register” has the meaning set forth in Section 10.06(c).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Incremental Term Loans or Revolving Credit Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of (a) the Total Outstandings (with, in the case of the Revolving Credit Facility, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) of all Lenders of such Class and (b) the aggregate unused Commitments of all Lenders of such Class; provided, that the unused Commitment and the portion of the Total Outstandings of such Class held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Incremental Term Commitments (if any) and (c) aggregate unused Revolving Credit Commitments; provided, that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, chief financial officer, treasurer or assistant treasurer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Borrower, except for such restrictions that are contained in agreements governing Indebtedness permitted under this Agreement and that is secured by such cash or Cash Equivalents.

“Restricted Investment” means any Investment other than a Permitted
Investment.

“Restricted Payment” has the meaning set forth in Section 7.05.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment or extension of any such Letter of Credit and (c) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and Class and, in the case of ~~Eurodollar Rate~~SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders of such Class pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations in respect of Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $250 million on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the amount of the L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loans” has the meaning set forth in Section 2.01.
“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.
“Revolving Extension Offers” has the meaning set forth in Section 2.16(a).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by such Person to a third Person in contemplation of such leasing.

“Same Day Funds” means immediately available funds.

“Sanction” or “Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of
the United Kingdom or other applicable sanctions authority, (b) any Person operating, organized or resident in Designated Jurisdiction, or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Scheduled Unavailability Date” has the meaning set forth in Section 1.10(b).
“SEC” means the Securities and Exchange Commission, or any Governmental
Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit I-2 (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank other than any such agreement that by its terms, or by the terms of any separate agreement by the parties thereto, does not constitute a Secured Hedge Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent (including the Existing Collateral Agent in its capacity as sub-agent of the Collateral Agent for the period of time until it has effected the assignments and transfers of Collateral contemplated pursuant to the Collateral Agency Assumption Agreement) from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of October 31, 2014, among the Borrower as borrower, the guarantors party thereto from time to time, and the Existing Collateral Agent.

“Senior Notes” means $250,000,000 million in an aggregate principal amount of the Borrower’s 6.250% senior unsecured notes due 2022 (and including any Registered Equivalent Notes therefore).

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of October 17, 2014, between the Borrower as issuer, Deutsche Bank Trust Company Americas, as trustee, and the other entities from time to time party thereto.

“Similar Business” means any business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, or any business that is similar, reasonably related, complimentary, incidental or ancillary thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to the definition of “Base Rate.”
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person has not incurred debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning set forth in Section 10.06(g).
“Specified Event of Default” means an Event of Default under Section 8.01(a) or 8.01(f).
“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation (as “Restricted” or “Unrestricted”), merger, amalgamation, consolidation, Incremental Term Loan or Revolving Commitment Increase or any other transaction that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Spot Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency, the rate at which such other currency may be exchanged into Dollars at the time of determination shall be the OANDA Exchange BID Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory; provided that if at the time of any such determination, for any reason, no such rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error or, in the absence of such an agreement, such applicable rate of exchange shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or with respect to calculations to be made by the relevant L/C Issuer, such L/C Issuer) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent (or with respect to calculations to be made by the relevant L/C Issuer, such L/C Issuer) shall elect after determining that such rates shall be the basis for determining the Spot Rate, on such date for the purchase of Dollars for delivery two (2) Business Days later, provided that if at the time of any such determination, for any reason, no such rate is being quoted, the Administrative Agent may (or with respect to calculations to be made by the relevant L/C Issuer, such L/C Issuer) use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Sterling” and “£” mean lawful money of the United Kingdom of Great Britain and Northern Ireland.

“Subordinated Indebtedness” means:

(a)any Indebtedness of a Borrower which is by its terms subordinated in right of payment to the Obligations; and

(b)any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guaranty of such Guarantor.

“Subsidiary” means, with respect to any Person:

(a)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b)any partnership, joint venture, limited liability company or similar entity of which

(A)more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(B)such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” has the meaning set forth in Section 7.03(d).
“Survey” means a survey of any Real Property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Real Property is located, (ii) dated (or redated) not earlier than six (6) months prior to the date of delivery thereof unless there shall have occurred within six (6) months prior to such date of delivery any material change to such Real Property, improvements or any easement, right of way or other interest in the Real Property has been granted or become effective through operation of law or otherwise with respect to such Real Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than thirty (30) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the subject Real Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the title company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey including a survey endorsement, and (v) sufficient for the title company to issue a Title Policy, or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps and options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap.

“Taxes” means any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Group” has the meaning set forth in Section 7.05(m).

“Term SOFR” means (a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day; and (b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loan
0.10%

SOFR Loans:
Interest Period Percentage
One month	0.10%
Three months	0.10%
Six months	0.10%

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, for any date of determination under this Agreement, the four (4) consecutive fiscal quarters of the Borrower then last ended for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01 or, in Section 4.01(a)(viii)(B).
“Threshold Amount” means $20 million (or the equivalent thereof in any foreign currency).

“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid mortgage Lien (subject only to Permitted Liens and such other exceptions to title as may be reasonably acceptable to the Collateral Agent) on the mortgaged property and fixtures described therein in the amount equal to no more than the fair market value of such mortgaged property and fixtures, issued by a title company reasonably acceptable to the Collateral Agent which shall
(a)to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent; (b) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount); (c) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent to the extent such endorsements are available in the jurisdiction in which the Real Property is located at standard rates (including endorsements, if available, on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions; provided that, where the cost of a zoning endorsement is excessive in light of the nature of the transaction, the Collateral Agent shall reasonably consider the Borrower’s requests to waive such zoning endorsement and to provide a zoning opinion, report or other letter in form and substance reasonably satisfactory to the Collateral Agent); and (d) affirmatively insure against loss arising out of or contain no exceptions to title other than Liens permitted hereunder.

“Total Assets” means total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Borrower and its Restricted Subsidiaries delivered pursuant to Section 6.01 as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Closing Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.08.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means a collective reference to (a) the consummation of the Closing Date Refinancing and (b) the payment of the Closing Date Transaction Expenses.

“Treasury Services Agreement” means any agreement between the Borrower or any Restricted Subsidiary and any Hedge Bank relating to commercial credit or debit card, merchant card, or purchasing card programs (including non-card e-payables services), or treasury, depository, or cash management services (including automatic clearing house transfer of funds, overdraft, controlled disbursement, electronic funds transfer, lockbox, stop payment, return item and wire transfer services) or bilateral Letters of Credit, other than any such agreement that by its terms, or by the terms of any separate agreement by the parties thereto, does not constitute a Treasury Services Agreement.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or ~~a Eurodollar Rate~~SOFR Loan.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” and “UCC” mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i). “Unrestricted Subsidiary” means:

(a)any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, pursuant to Section 6.14), and

(b)any Subsidiary of an Unrestricted Subsidiary.

As of the Closing Date, all of Borrower’s Subsidiaries are Restricted Subsidiaries.
“USA Patriot Act” has the meaning set forth in Section 5.15.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or equivalent body) or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any amortization or prepayments made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “¥” mean lawful money of Japan.
Section 1.02. Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)The words “herein,” “hereto,” “hereof” and “hereunder “and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)The term “including” is by way of example and not limitation.

(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including; “the words “to” and “until” each mean “to but excluding; “and the word “through” means “to and including.”

(g)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms; GAAP.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, except as otherwise specifically prescribed herein.

(b)Notwithstanding anything to the contrary herein, for purposes of this Agreement (including in determining compliance with any test or covenant contained herein) with respect to (i) any Test Period during which any Specified Transaction occurs, the applicable Ratio shall be calculated with respect to such Test Period and such Specified Transaction on a Pro Forma Basis and (ii) any Test Period with respect to which testing is based on a Specified Transaction happening after the end of such Test Period, the applicable Ratio shall be calculated as if such Specified Transaction had taken place on the first day of such Test Period.

(c)If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or in the application thereof) occurring after the Closing Date on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the compliance of the Borrower and its Subsidiaries with such provision shall be determined on the basis of GAAP as in effect (and as applied) immediately before the relevant change became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders. Until such notice is withdrawn or the relevant provision is so amended, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations made with respect to the relevant provision before and after giving effect to such change in GAAP. Notwithstanding any other provision of this agreement, in no event shall a lease obligation that does not constitute a Capitalized Lease Obligation under GAAP as in effect on the date hereof be treated as a Capitalized Lease Obligation for any purpose hereof, and Capitalized Leases shall be excluded for purposes of any restriction, basket, covenant or carve-out, in each case, to the extent such Capitalized Lease Obligations would have been characterized as operating leases in accordance with GAAP as in effect on the date hereof, and shall instead be treated as operating leases.

Section 1.04. Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by the Loan Documents, and
(b)references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Pro Forma and Other Calculations.

(a)Notwithstanding anything to the contrary herein, financial ratios and tests, including the Ratios, shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clause (b), (c), (d) or (e) of this Section 1.08, when calculating any Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) Section 7.09 (other than for the purpose of determining Pro Forma Compliance with Section 7.09), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the Test Period for which any Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the applicable Ratio is made (the “Ratio Calculation Date”), then the applicable Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable Test Period; provided that, for purposes of any pro forma calculation of the Total Leverage Ratio on such determination date pursuant to the provisions described in Section 7.02(a), the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described under Section 7.02(b).

(c)For purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP) and operational changes, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that the Borrower, or any of its Restricted Subsidiaries has determined to make and/or made during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations and consolidations and operational changes (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom, subject to any limitations set forth in clause (a)(J) of the definition thereof, to the extent applicable) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation and operational changes, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this Section 1.08, then the applicable Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Investment, acquisition, disposition, merger and consolidation and operational changes had occurred at the beginning of the applicable Test Period.

(d)For purposes of making the computation referred to above, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an officer’s certificate, to reflect reasonably identifiable and factually supportable cost-savings, operating expense reductions, restructuring charges and expense and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within twelve (12) months after the date of any acquisition, amalgamation or merger (subject to any limitations set forth in clause (a)(J) of the definition of “Consolidated EBITDA”, to the extent applicable); provided, that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA with respect to such period.

(e)For purposes of calculation of any Ratio, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used by the Borrower when preparing its financial statements in accordance with GAAP.

Section 1.09. Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (in the case of any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof at such time); provided, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10. ~~LIBOR Discontinuation~~Rates.

Except as expressly set forth herein, the Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

~~Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that:~~

~~(a)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR is not~~

~~available or published on a current basis and such circumstances are unlikely to be temporary; or~~

~~(b)the supervisor for the administrator of the LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”),~~

~~then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 10.01, any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment. If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.~~

~~Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.~~

Section 1.11. Limited Condition Acquisitions.

Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:
(i)determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including any Ratio;

(ii)testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Total Assets); or

(iii)determining other compliance with this Agreement (including the accuracy of any representation or warranty or whether any Default or Event of Default (or any specified type of Default or Event of Default) has occurred, is continuing or would result therefrom);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder (the “LCT Test Date”) shall be made at the time of (or, in the case of any calculation of any financial ratio or test, at the time of the most recently ended Test Period prior to) either (x) the execution of the definitive agreement with respect to such Limited Condition Acquisition, (y) the public announcement of an intention to make an offer in respect of the target of such Limited Condition Acquisition or (z) the consummation of such Limited Condition Acquisition, and if, for the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith), the Borrower or the Person subject to such Limited Condition Acquisition would have been permitted to take such action on the LCT Test Date in compliance with such ratio, test or basket (after giving effect to such Limited Condition Acquisition on a Pro Forma Basis), such ratio, test or basket shall be deemed to have been complied with on the date such action or transaction is actually taken. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, any Permitted Acquisition or Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Acquisition is terminated, revoked or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.12. Divisions.

For all purposes under the Loan Documents, in connection with any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or similar organizational change that may hereafter be permitted under any applicable statute: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.

(a)Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the period from the Closing Date until the Business Day preceding the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or ~~Eurodollar Rate~~SOFR Loans, as further provided herein.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of ~~Eurodollar Rate~~SOFR Loans shall be made upon the Borrower’s irrevocable notice in writing to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three (3) Business Days ~~(or in the case of any Loans to be made on the Closing Date, such shorter period of time as may be acceptable to the Administrative Agent)~~ prior to the requested date of any Borrowing or continuation of ~~Eurodollar Rate~~SOFR Loans or any conversion of Base Rate Loans to ~~Eurodollar Rate~~SOFR Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of ~~Eurodollar Rate~~SOFR Loans shall be in a minimum principal amount of $5 million, or a whole multiple of
$1 million, in excess thereof. Except as provided in Section 2.03(c), 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1 million or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of ~~Eurodollar Rate~~SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable ~~Eurodollar Rate~~SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of ~~Eurodollar Rate~~SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)Following receipt of a Committed Loan Notice with respect to a Class of Loans, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (x) 1:00 p.m., in the case of any ~~Eurodollar~~SOFR Loan or Base Rate Loan made with at least one (1) Business Day’s notice, or
(y)4:00 p.m., in the case of any Base Rate Loan made on same date notice ~~(or, in either case, 11:00 a.m. in the case of Loans being made on the Closing Date)~~ on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the Borrower as provided above.

(c)Except as otherwise provided herein, a ~~Eurodollar Rate~~SOFR Loan may be continued or converted only on the last day of an Interest Period for such ~~Eurodollar Rate~~SOFR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent (in the case of a Specified Event of Default) or the Required Lenders (in the case of any other Event of Default) may by written notice to the Borrower require that no Loans may be converted to or continued as ~~Eurodollar Rate~~SOFR Loans.

(d)The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for ~~Eurodollar Rate~~SOFR Loans upon determination of such interest rate. The determination of the ~~Eurodollar Rate~~SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in the Prime Lending Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect for any Class of Revolving Credit Loans.

(f)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Letters of Credit.

(a)The Letter of Credit Commitment. (a) Subject to Section 4.02 and all of the other terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date to the date that is thirty (30) days prior to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars, or in the sole discretion of such L/C Issuer in an Alternative Currency, for the account of the Borrower or a Subsidiary (provided, that the Borrower is liable for any Letter of Credit issued to a Subsidiary) and to amend, extend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor compliant drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided, that (1) no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Dollar Equivalent of the Outstanding Amount of L/C Obligations in respect of Letters of Credit denominated in an Alternative Currency would exceed $15 million and (2) all Existing Letters of Credit shall be deemed issued hereunder on the Closing Date and shall be a “Letter of Credit” for all purposes hereunder. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i)An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise entitled to be compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it (for which such L/C Issuer is not otherwise entitled to be compensated hereunder);

(B)the expiry date of such requested Letter of Credit (or the initial expiry date of an Auto-Extension Letter of Credit) would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Class Lenders for the Revolving Credit Facility have approved of such expiration date;
(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the applicable L/C Issuer has approved of such expiration date (in which case, such Letter of Credit shall be an “Extended Letter of Credit”), it being acknowledged and agreed that each such Extended Letter of Credit shall be Cash Collateralized in accordance with Section 2.03(p) and that participation obligations of the Revolving Credit Lenders under this Section 2.03 shall terminate on the Letter of Credit Expiration Date;

(D)the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E)the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(F)the Letter of Credit is to be denominated in a currency other than Dollars;

(G)after giving effect to such issuance, the aggregate face amount of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment; or

(H)after giving effect to such issuance, the Dollar Equivalent of the Outstanding Amount of L/C Obligations in respect of Letters of Credit denominated in any Alternative Currency would exceed $15 million in the aggregate.
(ii)An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iii)Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of

Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(b)Procedures for Issuance and Amendment of Letters of Credit;
Auto-Extension Letters of Credit. Subject to Section 4.02, each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer during the period specified in Section 2.03(a) (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such shorter period of time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; and (e) such other matters as the relevant L/C Issuer may reasonably request (which may include the form of the requested Letter of Credit). In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(i)Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the relevant L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or applicable Subsidiary, as the case may be, or enter into the applicable amendment, as the case may be, in each case in accordance with the relevant L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to (regardless of whether the conditions set forth in Section 4.02 have been satisfied), purchase from the relevant L/C Issuer without recourse or warranty a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share of the Revolving Credit Facility times the amount of such Letter of Credit.

(ii)If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or with respect to an Extended Letter with Credit, the expiry date set forth in such Extended Letter of Credit); provided, that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(iii)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any complaint notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 3:00 p.m. on the Business Day immediately following any payment by an L/C Issuer under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse, such L/C Issuer through the Administrative Agent (or directly to such L/C Issuer with a written notice to the Administrative Agent) in an amount equal to the amount of such drawing in (x) with respect to any Letter of Credit issued in Dollars, in Dollars or (y) with respect to any Letter of Credit issued in an Alternative Currency, in such Alternative Currency (or if requested by the applicable L/C Issuer, the Dollar Equivalent thereof in Dollars). If the Borrower fails to so reimburse such L/C Issuer by such time, the L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Revolving Credit Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). The Borrower’s failure to reimburse an L/C Issuer shall not constitute a Default so long as such L/C Issuer is repaid with proceeds of Loans as provided in this Section 2.03(c). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available in Dollars (which in the case of any Letters of Credit denominated in an Alternative Currency shall be based on the Dollar Equivalent of the Unreimbursed Amount thereof) (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount promptly following receipt of such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until a Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans and L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; (C) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (D) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit; or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, including without limitation, any of the events specified in Section 2.03(e); provided, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(i)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)any amendment or waiver of or any consent to departure from all or any of the provisions of the Loan Documents;
(vi)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries; or

(vii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it by an L/C Issuer prior to the issuance of such Letter of Credit or amendment and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid prior to the issuance of such Letter of Credit or amendment thereto.

(f)Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than all documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Related Parties nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders holding a majority of the Revolving Credit Commitments;
(ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Related Parties, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by such L/C Issuer’s willful misconduct, bad faith or gross negligence, in each case, as determined in a final judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Notwithstanding anything to the contrary contained in this Section 2.03(f), the Borrower shall retain any and all rights it may have against any L/C Issuer for any liability arising out of the bad faith, gross negligence or willful misconduct of such L/C Issuer.

(g)Cash Collateral. (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid and the conditions set forth in Section 4.02 to a Revolving Credit

Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit (other than an Extended Letter of Credit that has been Cash Collateralized in accordance with Section 2.03(p)) for any reason remains outstanding and partially or wholly undrawn (and arrangements that are reasonably satisfactory to the applicable L/C Issuer have not otherwise been made), (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02, (iv) if, after the issuance of any Letter of Credit, any Revolving Credit Lender becomes a Defaulting Lender or (v) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of (A) the applicable L/C Borrowing, in the case of the preceding clause (i), (B) all L/C Obligations, in the case of the preceding clauses (ii), (iii) and (v), or (C) such L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender that has not been re-allocated to Non-Defaulting Lenders in accordance with Section 2.17(a) in the case of the preceding clause (iv), and shall do so not later than
4:00 p.m., on (x) in the case of the immediately preceding clauses (i) through (iv), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 p.m., or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (v), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances, or subject to the approval of the relevant L/C Issuer, other credit support (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein, other credit support and all proceeds of the foregoing. Cash Collateral, as appropriate, shall be maintained in blocked accounts at commercial banks acceptable to the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the relevant L/C Issuers and Revolving Credit Lenders) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations then required to be Cash Collateralized, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations then required to be Cash Collateralized and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit outstanding pursuant to this Agreement equal to the Applicable Rate per annum times the daily maximum amount available to be drawn under such Letter of Credit; provided, that any such fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such letter of credit fees shall be due and payable in arrears in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it to the applicable Borrower or Subsidiary equal to 0.125% per annum of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such fronting fees shall be due and payable in arrears on the last Business Day of the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued to the Borrower or a Subsidiary thereof the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)Conflict with Issuer Documents. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender and such agreement shall specify such additional L/C Issuer’s L/C Commitment. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP and, as to all matters not covered thereby, the laws of the State of New York shall apply to each standby Letter of Credit. Notwithstanding the foregoing but subject to
Section 2.03(f), the applicable L/C Issuer shall not be responsible to the Borrower (or any other Person) for, and such L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(m)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower or a Subsidiary thereof, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any such Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n)Reporting of Letter of Credit Information. At any time that any Revolving Credit Lender other than the Person serving as the Administrative Agent is an L/C Issuer, then
(i)on the last Business Day of each calendar month, such L/C Issuer shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder, including any auto-renewal or termination of auto-renewal provisions in such Letter of Credit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

(o)Deemed Issuance. Subject to the terms, conditions and limitations set forth in this Section 2.03, the Borrower may designate letters of credit not otherwise constituting Letters of Credit hereunder issued by any L/C Issuer to be Letters of Credit hereunder by written notice to the applicable L/C Issuer and the Administrative Agent. Following such designation, such letter of credit shall be deemed to be a Letter of Credit hereunder for all purposes and any fees relating to such letter of credit shall be payable as set forth herein (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit).

(p)Extended Letters of Credit. The Borrower shall provide Cash Collateral in an amount equal to the Outstanding Amount of each Extended Letter of Credit to each applicable L/C Issuer with respect to each Extended Letter of Credit issued by such L/C Issuer by the date five (5) Business Days prior to the Letter of Credit Expiration Date; provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the Outstanding Amount of each such Letter of Credit), which shall be reimbursed (or participations therein funded) in accordance with Section 2.03(c), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. Upon the termination of this Agreement, the pricing and fees applicable to any Extended Letter of Credit shall be as separately agreed between the Borrower and the applicable L/C Issuer and the participation obligations of the Revolving Credit Lenders with respect to any Extended Letter of Credit under this Section 2.03(p) shall terminate on the Letter of Credit Expiration Date.

Section 2.04. [Reserved].

Section 2.05. Prepayments.

(a)Optional. Borrower may, upon notice to the Administrative Agent, at any time or from time to time elect to voluntarily prepay any Incremental Term Loans and the Revolving Credit Loans in whole or in part without premium or penalty; provided, that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of ~~Eurodollar Rate~~SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of ~~Eurodollar Rate~~SOFR Loans shall be in a principal amount of $5 million or a whole multiple of $1 million in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount of the Loans being prepaid then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class (or Classes) and Type (or Types) of Loans and the order of Borrowing (or Borrowings) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that the Borrower may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing or other repayment of all of a Facility or other transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed. Any prepayment of a ~~Eurodollar Rate~~SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(b)Mandatory. If for any reason, other than currency fluctuations, the aggregate Revolving Credit Exposure at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess. If the total Revolving Credit Exposure on the last day of any month shall exceed 105% of the total Revolving Credit Commitments, then the Borrower shall, not later than the next Business Day, prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in the amount necessary to eliminate such excess.

Section 2.06. Termination or Reduction of Commitments.

(a)Optional. The Borrower may, upon notice to the Administrative Agent, elect to terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided, that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5 million or any whole multiple of $1 million in excess thereof and (iii) the Borrower shall not elect to terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)[Reserved].

(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitments of any Class under this Section 2.06. Upon any reduction of unused Revolving Credit Commitments of any Class, the Revolving Credit Commitment of each Revolving Credit Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Revolving Credit Commitments are reduced (other than the termination of the Revolving Credit Commitment of any Lender as provided in Section 10.13). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a)Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of (x) the Appropriate Lenders on the Maturity Date the aggregate principal amount of all of the Borrower’s Revolving Credit Loans of such Class outstanding on such date and (y) the Appropriate Lenders on the Extended Maturity Date, the aggregate principal amount of all of the Borrower’s Revolving Credit Loans of the Extended Revolving Credit Commitments of such Class outstanding on such date.

(b)[Reserved].
Section 2.08. Interest.
(a)Subject to the provisions of Section 2.08(b), (i) each ~~Eurodollar Rate~~SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the ~~Eurodollar Rate~~Adjusted Term SOFR for such Interest Period plus the Applicable Rate ; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees.

In addition to certain fees described in Sections 2.03(h) and 2.03(i):

(a)Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate multiplied by the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of
(A)the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10. Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to ~~the Eurodollar Rate~~Adjusted Term SOFR) shall be made on the basis of a year of three hundred and sixty five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.11(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12. Payments Generally.

(a)Except as otherwise required by Section 3.01, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective

Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of ~~Eurodollar Rate~~SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)(i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

(d)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.04(c).

(f)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)Except as otherwise provided herein, whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to
(ii)the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (1) notify the Administrative Agent of such fact, and (2) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(A)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment (other than an assignment in accordance with Section 10.06) to the Borrower or any of its respective Subsidiaries (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14. Incremental Credit Extensions.

(a)The Borrower may, at any time and from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more tranches of term loans or increases in existing tranches of term loans (the “Incremental Term Loans”), (b) one or more increases in the amount of the Revolving Credit Commitments of any Facility (each such increase, a “Revolving Commitment Increase”) or (c) one or more additional tranches of Revolving Credit Commitments (each such commitment, together with the Revolving Commitment Increases, an “Incremental Revolving Credit Facility”; together with a Revolving Commitment Increase, an “Incremental Revolving Commitment”; and together with Incremental Term Loans and Revolving Commitment Increases, “Incremental Facilities”); provided, that upon the effectiveness of any Incremental Amendment referred to below and at the time that any such Incremental Term Loan is made (and after giving effect thereto), subject to Section 2.14(e), (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01; provided, that if the Borrower has made an LCT Election in the case of any Borrowing of Incremental Term Loans incurred to finance a Limited Condition Acquisition, the foregoing conditions shall instead be that (x)(1) no Event of Default shall have occurred and be continuing and (2) the Borrower shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01, in each case on the LCT Test Date, and (y) no Specified Event of Default shall have occurred and be continuing at the time such Borrowing is made and the Limited Condition Acquisition is consummated. Each tranche of Incremental Term Loans, each Revolving Commitment Increase and each Incremental Revolving Credit Facility shall be in an aggregate principal amount that is not less than $50 million (provided, that such amount may be less than $50 million if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans, the Revolving Commitment Increases and each Incremental Revolving Credit Facility (other than, for the avoidance of doubt, those established in respect of Extended Revolving Credit Commitments pursuant to Section 2.16) shall not exceed the Maximum Incremental Facilities Amount.

(b)Any Revolving Commitment Increase shall be on the same terms as the Revolving Credit Facility and any Incremental Revolving Credit Facility shall be pursuant to the same documentation applicable to the Revolving Credit Facility (including (solely in the case of a Revolving Commitment Increase) the maturity date in respect thereof but excluding up-front commitment or similar fees); provided, the Applicable Rate with respect to the Revolving Credit Facility may be increased if necessary to be consistent with that required by the lenders providing the Revolving Commitment Increase. The Incremental Term Loans (i) shall rank pari passu or junior in right of payment and of security with the Revolving Credit Loans and any other Incremental Term Loans then outstanding, (ii) shall not mature earlier than the Latest Maturity Date with respect to any Incremental Term Loans then outstanding, (iii) shall not have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of any Incremental Term Loans then outstanding, (iv) shall be entitled to share in mandatory and voluntary prepayments on a ratable (or less than ratable, but in no event greater than ratable) basis with any Incremental Term Loans then outstanding and (v) shall bear interest at rates and be entitled to upfront fees as shall be determined by the Borrower and the applicable new Lenders. The Incremental Term Loans shall otherwise be on terms and pursuant to documentation to be determined by the Borrower and the amortization schedule (if any) applicable to the Incremental Term Loans shall be determined by the Borrower and the Lenders thereof; provided that, to the extent such terms and documentation are not consistent with any Incremental Term Loans then outstanding with respect to periods prior to the Latest Maturity Date for such Incremental Term Loans (except to the extent permitted by clauses (i) through (v) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood to the extent that any financial maintenance covenant is added or a restrictive covenant is made more restrictive for the benefit of any Incremental Term Loans, no consent shall be required from any Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added or the corresponding restrictive covenant is made similarly more restrictive for the benefit of any corresponding existing Incremental Term Loans) and subject to clauses (ii) and (iii) above, the amortization schedule (if any) applicable to the Incremental Term Loans shall be determined by the Borrower and the Lenders thereof.

(c)Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Commitments. Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided, that (i) the Administrative Agent shall have consented (not to be unreasonably withheld) to any Additional Lender’s making such Incremental Term Loans if such Additional Lender is a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund and (ii) the Administrative Agent and each L/C Issuer shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Incremental Revolving Commitments if such consent would be required under Section 10.06(b) for an assignment of Revolving Credit Commitments to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment shall, without the consent of the Agents or the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.14, including without limitation to incorporate the applicable lenders in respect of Incremental Term Loans as “Lenders”, and the Incremental Term Loans as “Loans” and/or “Term Loans”, for all applicable purposes hereunder, including the definitions of Required Lenders and Required Class Lenders and to establish any tranche of Incremental Term Loans or any Incremental Revolving Credit Facility as an independent Class or Facility, as applicable. The effectiveness of any Incremental Amendment shall be subject to such further conditions as the Borrower and the applicable Lenders and Additional Lenders shall agree. The Borrower may use the proceeds of the Incremental Term Loans and Incremental Revolving Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term

Loans or Incremental Revolving Commitments, unless it so agrees in its sole and absolute discretion.

(d)Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed (in the case of an increase to the Revolving Credit Facility only), a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans under the applicable Facility outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans under the applicable Facility made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any reasonable and documented out-of-pocket costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e)[Reserved].

(f)The effectiveness of any Incremental Amendment shall be subject to, if requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate, including to reflect any Incremental Term Loans provided on a “certain funds” basis) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that such Incremental Term Loans or Incremental Credit Increase is provided with the benefit of the applicable Loan Documents.

(g)At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may issue one or more series of Incremental Equivalent Debt in an aggregate amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt, the aggregate amount of Incremental Facilities permitted to be incurred under this Section 2.14; provided that the incurrence of any Incremental Equivalent Debt shall reduce, on a dollar-for-dollar basis, the aggregate amount of Incremental Facilities permitted to be incurred under this Section 2.14.

(h)The issuance of any Incremental Equivalent Debt pursuant to this Section 2.14 shall (i) in all cases be subject to the terms and conditions set forth in
Sections 2.14(a), 2.14(b)(i), 2.14(b)(ii), 2.14(b)(iii), 2.14(b)(iv) and 2.14(b)(v) (other than the proviso) and (ii) the covenants, events of default, guarantees, and other terms of such Incremental Equivalent Debt shall not be materially more restrictive, taken as a whole and as determined by the Borrower in good faith, to the Borrower and the Restricted Subsidiaries than those set forth in this Agreement (other than with respect to interest rate and redemption provisions), except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of issuance.

(i)This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15. Refinancing Amendments.

(a)On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Incremental Term Loans then outstanding under this Agreement, in the form of Other Term Loans or Other Term Loan Commitments, pursuant to a Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in
Section 4.02 (which, for the avoidance of doubt, shall not require compliance with Section 7.09 for any incurrence of Other Term Loans) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(b)Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) $25 million or (y) an integral multiple of $5 million in excess thereof, unless the Administrative Agent shall otherwise agree in its discretion.

(c)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto, including without limitation to incorporate the applicable lenders in respect of Other Term Loans as “Lenders”, and the Other Term Loans as “Loans”, for all applicable purposes hereunder, including the definitions of Required Lenders and Required Class Lenders and to establish any tranche of Other Term Loans an independent Class or Facility, as applicable, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment, which shall not, for the avoidance of doubt be subject to Section 10.01. No Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness unless it so agrees in its sole and absolute discretion.

Section 2.16. Extension Offers.

(a)Pursuant to one or more offers made from time to time by the Borrower to all Incremental Term Lenders of a particular Class by notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Incremental Term Loans of such Class) and on the same terms (“Incremental Term Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Incremental Term Lenders from time to time to extend the maturity date of such Lender’s Incremental Term Loans and to otherwise modify the terms of such Lender’s Incremental Term Loans pursuant to the terms of the relevant Incremental Term Extension Offer (including increasing the interest rate or fees payable in respect of such Lender’s Incremental Term Loans and/or modifying the amortization schedule (if any) in respect of such Lender’s Incremental Term Loans). Pursuant to one or more offers made from time to time by the Borrower to all Revolving Credit Lenders by notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Revolving Credit Commitments) and on the same terms (“Revolving Extension Offers” and, together with Term Extension Offers, “Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Revolving Credit Lenders from time to time to extend the maturity date of such Lender’s Revolving Credit Commitments and to otherwise modify the terms of such Lender’s Revolving Credit Commitments pursuant to the terms of the relevant Revolving Extension Offer (including increasing the interest rate or fees payable in respect of such Lender’s Revolving Credit Commitments). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentences shall mean, (i) when comparing Incremental Term Extension Offers, that the Incremental Term Loans are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same and (ii) when comparing Revolving Extension Offers, that the Revolving Credit Commitments are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement pursuant to a Loan Extension Agreement (any such extended Incremental Term Loan, an “Extended Incremental Term Loan” and any such extended Revolving Credit Commitment, an “Extended Revolving Credit Commitment”).

(b)The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent a Loan Extension Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Incremental Term Loans and/or Extended Revolving Credit Commitments of such Extending Lender. Each Loan Extension Agreement shall specify the terms of the applicable Extended Incremental Term Loans and/or Extended Revolving Credit Commitments; provided, that (i) except as to interest rates, fees, amortization, final maturity date, collateral arrangements and voluntary and mandatory prepayment arrangements (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Extension Offer), the Extended Incremental Term Loans shall have (x) the same terms as the Incremental Term Loans being extended, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Incremental Term Loans shall be no earlier than the maturity date for the Incremental Term Loans being extended, (iii) the Weighted Average Life to Maturity of any Extended Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Incremental Term Loans being extended and (iv) except as to interest rates, fees, final maturity, collateral arrangements and voluntary and mandatory prepayment arrangements, any Extended Revolving Credit Commitment shall be a Revolving Credit Commitment with the same terms as the Revolving Credit Commitments being extended. Upon the effectiveness of any Loan Extension Agreement, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Extended Incremental Term Loans and/or Extended Revolving Credit Commitments evidenced thereby and other changes necessary to preserve the intent of this Agreement without the consent of any other Lender and without regard to Section 10.01, including without limitation to incorporate the Extending Lenders as “Lenders”, and the Extended Incremental Term Loans and Extended Revolving Commitments as “Loans” and/or “Incremental Term Loans” and/or Commitments, for all applicable purposes hereunder, including the definitions of Required Lenders and Required Class Lenders and to establish any tranche of Extended Incremental Term Loans or Extended Revolving Commitments as an independent Class or Facility, as applicable. Any such deemed amendment may, at the Borrower or the Administrative Agent’s request, be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto. No Lender shall be obligated to provide any Extended Incremental Term Loans or Extended Revolving Credit Commitments, unless it so agrees in its sole and absolute discretion.

(c)Upon the effectiveness of any such Extension, the applicable Extending Lender’s Incremental Term Loan will be automatically designated an Extended Incremental Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment. For the avoidance of doubt, the commitments and obligations of any L/C Issuer can only be extended pursuant to an Extension or otherwise with such Person’s consent.

(d)Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.16), (i) no Extended Incremental Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment; provided, that the aggregate amount of Extended Incremental Term Loan or Extended Revolving Credit Commitment for any new Class of Incremental Term Loans or Revolving Credit Commitments made in connection with any Extension Offer shall be at least $50 million, (ii) any Extending Lender may extend all or any portion of its Incremental Term Loans and/or Revolving Credit Commitment pursuant to one or more Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Incremental Term Loan and/or Extended Revolving Credit Commitment), (iii) there shall be no condition to any Extension of any Loan or Revolving Credit Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Incremental Term Loan or Extended Revolving Credit Commitment implemented thereby and (iv) all Extended Incremental Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(e)Each extension shall be consummated pursuant to procedures set forth in the associated Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including timing, rounding and other adjustments.

Section 2.17. Defaulting Lenders.

(a)Reallocation of Participations to Reduce Fronting Exposure. All or any part of a Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that are Revolving Credit Lenders to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a
Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)Cash Collateral. If the reallocation described in Section 2.17(a) cannot, or can only partially, be effected, the Borrower shall and without prejudice to any right or remedy available to it hereunder or under Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(c)New Letters of Credit. Notwithstanding anything in this Agreement to the contrary, so long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a)Any and all payments by any Loan Party to or for the account of any Recipient under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any Withholding Agent shall be required by any Laws to deduct any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall be entitled to make such deductions, (ii) the applicable Withholding Agent shall pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable Laws, (iii) as soon as practicable after the date of such payment, the Borrower shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent, and (iv) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.

(b)In addition, the Borrower and Guarantors agree to pay any and all present or future stamp, court or documentary, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 10.13) that are Other Connection Taxes (hereinafter referred to as “Other Taxes”).

(c)The Borrower and each Guarantor agrees to indemnify each Recipient, within ten (10) days after written demand therefor, for (i) the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) payable by such Recipient, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with such properly completed and executed documentation prescribed by any Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in the rate of, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this paragraph, any Lender shall not be required to deliver any form, certification or other similar information pursuant to this paragraph (other than documentation described in clause (1), (2) or (4) of this Section 3.01(d)) if in such Lender’s reasonable judgment such completion, execution or delivery of such form, certification or similar information would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, whenever any such documentation (including any specific documentation required below in this Section 3.01(d)) becomes obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(1)Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) a properly completed and duly executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(2)Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or Administrative Agent) on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, a properly completed and duly executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)a properly completed and duly executed copy of IRS Form W-8ECI (or any successor form);

(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a properly completed and duly executed certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of
Section 881(C)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”) and (y) a properly completed and duly executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or

(D)to the extent a Foreign Lender is not the beneficial owner, a properly completed and duly executed copy of IRS Form W-8IMY (or any successor form), accompanied by a properly completed and duly executed IRS Form W-8ECI (or any successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), a United States Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 or IRS Form W-8IMY (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a

United States Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner (or partners));

(3)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), a properly completed and duly executed copy of any other form prescribed by applicable Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Law (including the Treasury Regulations) to permit any Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply or be deemed to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code, if applicable) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied (or whether such Lender is deemed to have complied)with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any intergovernmental agreement or similar agreement intended to facilitate compliance with, or otherwise related to FATCA.

(e)Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts in the future and would not, in the sole good faith determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f)If any Recipient determines, in its sole discretion exercised in good faith that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it pursuant to this Section 3.01, it shall promptly remit to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such Recipient, agrees to promptly repay to such Recipient the amount paid over to it pursuant to the above provisions of this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event such Recipient is required to repay such refund to the relevant Governmental Authority. This Section 3.01(f) shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will a Recipient be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place such Recipient in a less favorable net after-Tax position than Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

Section 3.02. Illegality.

If any Lender determines in good faith in its reasonable discretion that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to ~~the Eurodollar Rate~~Term SOFR, or to determine or charge interest rates based upon ~~the Eurodollar Rate~~Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue ~~Eurodollar Rate~~SOFR Loans or to convert Base Rate Loans to ~~Eurodollar Rate~~SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the ~~Eurodollar Rate~~SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Eurodollar Rate~~SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all ~~Eurodollar Rate~~SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Eurodollar Rate~~SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurodollar Rate~~SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~Eurodollar Rate~~SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon ~~the Eurodollar Rate~~SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the ~~Eurodollar Rate~~SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon ~~the Eurodollar Rate~~SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03. Inability to Determine Rates; Benchmark Replacement Setting.

(a)If~~, in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof,~~ prior to the commencement of any Interest Period for a SOFR Borrowing, (i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for such Interest Period or (ii) the Required Lenders determine that for any reason the ~~Eurodollar Rate~~Adjusted Term SOFR for any requested Interest Period with respect to a proposed ~~Eurodollar Rate~~SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent ~~will~~shall promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain ~~Eurodollar Rate~~SOFR Loans shall be suspended (to the extent of the affected ~~Eurodollar Rate~~SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the ~~Eurodollar Rate~~Adjusted Term SOFR component of the Base Rate, the utilization of the ~~Eurodollar Rate~~Adjusted Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of ~~Eurodollar Rate~~SOFR Loans (to the extent of the affected ~~Eurodollar Rate~~SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans in the amount specified therein.

(b)Benchmark Replacement Setting.
(ii)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(iii)Benchmark Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right in consultation with the Borrower to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iv)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(v)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current

Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d)) or any L/C Issuer;

(ii)subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for (i) Indemnified Taxes indemnifiable under Section 3.01 and (ii) Excluded Taxes); or

(iii)impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement ~~or Eurodollar Rate~~, SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan the interest on which is determined by reference to the ~~Eurodollar Rate~~Adjusted Term SOFR (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered, to the extent such compensation is sought from similarly situated borrowers.

(b)Capital Requirements. If any Lender or any L/C Issuer determines in good faith in its reasonable discretion that any Change in Law affecting such Lender or any L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C

Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then, to the extent such compensation is sought from similarly situated borrowers, the Borrower, upon request of such Lender or such L/C Issuer, as the case may be, will pay to such Lender or such L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)~~Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.~~

Section 3.05. Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than loss of margin) actually incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any ~~Eurodollar Rate~~SOFR Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any ~~Eurodollar Rate~~SOFR Loan of the Borrower on the date or in the amount notified by the Borrower; or

(c)any assignment of a ~~Eurodollar Rate~~SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a)Except with respect to any requests for compensation or indemnification under Section 3.01 (requests for which shall be governed by Section 3.01(c)), either Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the

Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to Section 3.01, 3.02, 3.03(a) or 3.04 shall not constitute a waiver of such Lender’s or any L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable ~~Eurodollar Rate~~SOFR Loans, or, if applicable, to convert Base Rate Loans into ~~Eurodollar Rate~~SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)If the obligation of any Lender to make or continue any ~~Eurodollar Rate~~SOFR Loan, or to convert Base Rate Loans into ~~Eurodollar Rate~~SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable ~~Eurodollar Rate~~SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day (or days) of the then current Interest Period (or Interest Periods) for such ~~Eurodollar Rate~~SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s ~~Eurodollar Rate~~SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable ~~Eurodollar Rate~~SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as ~~Eurodollar Rate~~SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into ~~Eurodollar Rate~~SOFR Loans shall remain as Base Rate Loans.

(e)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 that gave rise to the conversion of any of such Lender’s ~~Eurodollar Rate~~SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when ~~Eurodollar Rate~~SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day (or days) of the next succeeding Interest Period (or Interest Periods) for such outstanding ~~Eurodollar Rate~~SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding ~~Eurodollar Rate~~SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender gives a notice under Section 3.02 or requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.08. Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and any assignment of rights by, or replacement of, a Lender or L/C Issuer.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions to the Initial Credit Extensions.

The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)executed counterparts of this Agreement;

(ii)an original Note executed by the Borrower in favor of each Lender that requested a Note at least two (2) Business Days prior to the Closing Date;

(iii)a duly executed Reaffirmation Agreement and the Administrative Agent or the Collateral Agent shall have received:

(A)financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(B)copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens and those evidencing Liens to be terminated on or before the Closing Date), and

(C)a Perfection Certificate duly executed by each of the Loan Parties;

(iv)such certifications of resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed;

(vi)a favorable opinion of Alston & Bird LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in a form reasonably satisfactory to the Administrative Agent and the Arrangers;

(vii)a certificate signed by a Responsible Officer of the Borrower certifying that the representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on an as of the Closing Date (except to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date); provided, that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects;

(viii)(A) the Audited Financial Statements; (B) the Quarterly Financial Statements; and (C) the Projections;

(ix)a certificate attesting to the Solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions, from the Borrower’s chief financial officer, substantially in the form of Exhibit K; and

(x)(A) at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties reasonably requested by the Lenders at least ten (10) Business Days prior to such date under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (B) at least three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower;

(b)(i) all fees required to be paid to the Administrative Agent and each Arranger on or before the Closing Date shall have been (or, substantially concurrently with the funding of the Loans to be made on the Closing Date, will be) paid; (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been (or, substantially concurrently with the funding of the Loans to be made on the Closing Date, will be) paid and (iii) all reasonable fees, charges and disbursements of counsel to the Administrative Agent shall have been (or, substantially concurrently with the funding of the Loans to be made on the Closing Date, will be) paid, to the extent invoiced at least two (2) Business Days prior to the Closing Date;

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each of the Lenders that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02. Conditions to All Credit Extensions after the Closing Date.

Following the Closing Date, the obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of ~~Eurodollar Rate~~SOFR Loans) is subject to the following conditions precedent:

(a)The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date); provided, that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects; provided further, that if the Borrower has made an LCT Election in the case of any Borrowing of Incremental Term Loans incurred to finance a Limited Condition Acquisition, the truth and accuracy of such representations and warranties shall be limited to customary “specified representations”.

(b)No Default or Event of Default shall exist or would result from such proposed Credit Extension on the date thereof or from the application of the proceeds therefrom; provided, that if the Borrower has made an LCT Election in the case of any Borrowing of Incremental Term Loans incurred to finance a Limited Condition Acquisition, the condition shall instead be that (x)(1) no Event of Default shall have occurred and be continuing and (2) the Borrower shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01, in each case on the LCT Test Date, and (y) no Specified Event of Default shall have occurred and be continuing at the time such Borrowing is made and the Limited Condition Acquisition is consummated.

(c)The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of ~~Eurodollar Rate~~SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date required above.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders that: Section 5.01. Existence, Qualification and Power; Compliance with Laws.
Each Loan Party (a) is a Person duly (i) organized or formed, (ii) validly existing and (iii) in good standing (where relevant) under the Laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)(iii), (b)(i), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01) (x) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (y) any material agreement to which such Person is a party; or (iii) violate any material Law; except with respect to any conflict, breach, violation or contravention referred to in clause (ii) or (iii), to the extent that such conflict, breach, violation or contravention would not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transactions, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan

Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (a) Debtor Relief Laws and by general principles of equity,
(a)the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties and (c) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its Subsidiaries or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transactions) that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07. [Reserved]

Section 5.08. Ownership of Property; Liens.

Each Loan Party and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except
(i)as set forth on Schedule 5.08, (ii) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (iii) Permitted Liens or (iv) where the failure to so have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Environmental Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)There are no claims, actions, suits, or proceedings against the Borrower or any of its Subsidiaries alleging liability or responsibility for violation of, or otherwise relating to, any Environmental Law.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Loan Parties and their Subsidiaries, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, except in compliance with Environmental Law; and (iii) Hazardous Materials have not been Released by any Person on any property currently or, to the knowledge of the Loan Parties and their Subsidiaries, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except as is present and in a condition that accords with Environmental Law; and (iv) Hazardous Materials have not otherwise been Released by any Loan Party or any of its Subsidiaries at any other location, except in accordance with Environmental Laws.

(c)The properties owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of; (ii) require remedial action under; or (iii) could give rise to liability under, Environmental Laws.

(d)All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that would not reasonably be expected to result in any liability.

(e)None of the Loan Parties or any of their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

Section 5.10. Taxes.

Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each of the Loan Parties and each of their Restricted Subsidiaries has filed all Tax returns required to be filed, and has paid all Taxes required to be paid by it, that are due and payable, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.

Section 5.11. ERISA Compliance.

(a)Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)The Foreign Plans of the Loan Parties and the Subsidiaries are in compliance with the requirements of any Law applicable in the jurisdiction in which the relevant Foreign Plan is maintained, in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)As of the Closing Date the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

Section 5.12. Subsidiaries; Equity Interests.

As of the Closing Date, no Loan Party has any material Subsidiaries other than those disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties in such material Subsidiaries have been validly issued and, in the case of a Subsidiary that is a corporation, are fully paid, and all Equity Interests owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents; and (b) any Permitted Lien.

Section 5.13. Margin Regulations; Investment Company Act.

(a)No Loan Party is engaged in, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB (“Margin Stock”)), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for the purpose of purchasing or carrying Margin Stock or any purpose that violates Regulation U; provided, that the Borrower may use proceeds of the Loans to purchase the Borrower’s common stock so long as such common stock is immediately retired.

(b)None of the Loan Parties or any of the Subsidiaries of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure.

(a)The written information, documents and data (other than as set forth below and other than information of a general economic or industry nature) furnished by or on behalf of any Loan Party to either Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information, financial estimates, forecasts and other forward-looking information (collectively, “Projected Information”), the Borrower represents only that such Projected Information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that Projected Information as it relates to future events is not to be viewed as fact, that Projected Information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular Projection Information will be realized, that actual results may differ and that such differences may be material.

(b)As of the Closing Date, the information included in the Beneficial Ownership Certification provided by the Borrower, if any, is true and correct in all respects.

Section 5.15. OFAC and USA Patriot Act.

(a)None of the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, any directors or officers of the Borrower or any of its Subsidiaries, is a Sanctioned Person.

(b)Each of the Borrower and its Subsidiaries, and, to the knowledge of the Borrower, all of its Subsidiaries, its directors and officers and the directors and officers of each of its Subsidiaries is in compliance with any applicable provisions of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”).

Section 5.16. Intellectual Property; Licenses, Etc.

To the Loan Parties’ knowledge, each of the Loan Parties and their Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used or held for use in connection with and reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to so own, license or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. To the Loan Parties’ knowledge, no IP Rights, advertising, product, process, method, substance, part or other material, in each case used by any Loan Party or any of its

Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, has been threatened in writing in the three (3) years prior to the Closing Date against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.17. Solvency.

On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis taken as a whole, are Solvent.

Section 5.18. FCPA.

No Loan Party, none of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent or employee of the Borrower or any of its Subsidiaries acting in his/her capacity as such, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Borrower and its Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 5.19. Security Documents.

(a)Security Agreement. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices required by the applicable provision of the Collateral Documents and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Security Agreement or the Intercreditor Agreement (if in effect)), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or taking possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(b)PTO Filing; Copyright Office Filing. In addition to the actions taken pursuant to Section 5.19(a)(i), when any Intellectual Property Security Agreement is properly filed in the United States Patent and Trademark Office and the United States Copyright Office,

the Liens created by such Intellectual Property Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors (to the extent intended to be created thereby) in the Patent Collateral and Trademark Collateral (each as defined in each applicable Intellectual Property Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyright Collateral (as defined in each applicable Intellectual Property Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted under the Loan Documents (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered or applied-for Trademarks, Patents and Copyrights acquired by the grantors thereof after the Closing Date).

(c)Notwithstanding anything herein (including this Section 5.20) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

Section 5.20. Use of Proceeds.

(a)The Borrower will use the proceeds of the Loans solely to fund working capital and general corporate purposes of the Borrower and the Restricted Subsidiaries, including the Closing Date Transaction Expenses and other expenses relating to the Transactions.

(b)The Borrower will not directly, or knowingly indirectly, use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any material Anti-Corruption Laws, (ii) to fund any activity or business of or with any Sanctioned Person or in any Designated Jurisdiction, that, at the time of such funding, is the subject of any Sanctions or (iii) in any manner that would result in a violation of any applicable Sanctions by the Borrower.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable remains unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not Cash Collateralized), each of the Loan Parties shall, and shall cause each of their Restricted Subsidiaries to:

Section 6.01. Financial Statements.

(a)Deliver to the Administrative Agent for prompt further distribution to each Lender within ninety (90) days after the end of each fiscal year of the Borrower beginning with the 2018 fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification or exception that is solely with respect to, or resulting solely from, (i) an upcoming maturity date of any Facility; or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) (an “Accounting Opinion”); and

(b)Deliver to the Administrative Agent for prompt further distribution to each Lender within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and
(ii)consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (except to the extent there is no such corresponding fiscal quarter of a previous fiscal year or corresponding portion of a previous fiscal year), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in Section 6.01(a) and 6.01(b) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, to the extent such information is in lieu of information required to be provided under
Section 6.01(a), such materials are accompanied by an Accounting Opinion. The information delivery requirements set forth in this Section 6.01 for the applicable period may be satisfied by the Borrower prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement with respect to the Senior Notes by (i) the posting of such information on the Borrower’s public website (which may include a press release of the Borrower), or (ii) the filing with the SEC of such exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such information.

Documents required to be delivered pursuant to this Section 6.01 and
Sections 6.02(b) and 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower, if any) posts such documents, or provides a link thereto, at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website (including without limitation the EDGAR website of the SEC), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 6.02. Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each
Lender:

(a)no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary files with the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) (but only together with the delivery of a Compliance Certificate in connection with financial statements delivered pursuant to Section 6.01(a)), (i) a report setting forth the information required by a Perfection Certificate Supplement or confirming that there has been no change in such information since the Closing Date or the date of the last such report (provided that no such Perfection Certificate Supplement or confirmation shall be required in connection with the Compliance Certificate to be delivered for the financial statements relating to the fiscal year ended December 31, 2018) and (ii) a list of the Subsidiaries of the Borrower that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate;

(d)promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(e)promptly, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or each Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 6.03. Notices.

Promptly after a Responsible Officer of the Borrower has obtained actual knowledge thereof, notify the Administrative Agent:

(a)of the occurrence of any Default;

(b)of the occurrence of any ERISA Event;

(c)of any matter (including in regard to any court suit or action) that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; and

(d)if any Beneficial Ownership Certification was delivered on the Closing Date, any change in the information provided in such Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto and shall be made available to the Lenders by the Administrative Agent.

Section 6.04. Payment of Taxes.

Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it (including in its capacity as withholding agent) or upon its income or profits or in respect of its property, except, in each case, (a) to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made to the extent required by GAAP.

Section 6.05. Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.03 or 7.04 and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.03 or 7.04.

Section 6.06. Maintenance of Properties.

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. All such liability insurance policies of the Loan Parties (other than officer and director liability, workers’ compensation and other insurance policies for which endorsements are not customary or available) shall, as appropriate, name the Collateral Agent (or the Existing Collateral Agent) as additional insured (solely in the case of liability insurance) or loss payee (solely in the case of property insurance with respect to any Collateral), as applicable. With respect to each parcel of Real Property that is subject to a Mortgage, obtain flood insurance in such total amount (no greater than the lesser of (i) the fair market value of the improvements on such parcel as reasonably determined by the Borrower in good faith and (ii) the maximum amount of such insurance available under a policy issued through the National Flood Insurance Program) as the Collateral Agent may from time to time reasonably require, if at any time the area in which any improvements on such Real Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

Section 6.08. Compliance with Laws and Certain Agreements.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09. Books and Records.

Maintain proper books of record and account, in which entries are full, true and correct in all material respects and are in conformity in all material respects with GAAP consistently applied and which reflect all material financial transactions and matters involving the business of the Loan Parties or a Restricted Subsidiary, as the case may be.

Section 6.10. Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its senior officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, (a) unless an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any period of 12 consecutive months and no such exercise shall be at the Borrower’s expense, (b) if an Event of Default exists and an individual Lender elects to exercise rights under this Section 6.10, (x) such Lender shall coordinate with the Administrative Agent and any other Lender electing to exercise such rights and shall share the results of such inspection with the Administrative Agent on behalf of the Lenders and (y) the number of visits and expense associated with such individual Lender inspections must be reasonable, and (c) the Borrower shall have the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any bona fide arm’s length third party contract or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11. Additional Collateral; Additional Guarantors.

(a)Subject to this Section 6.11 and Section 6.13(b), with respect to any property acquired after the Closing Date by any Loan Party that is required to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within sixty (60) days after the acquisition thereof (or, with respect to intellectual property, in any event on a quarterly basis) (or such later date as the Collateral Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Collateral Agent shall reasonably request to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted under the Loan Documents; and (ii) take all actions reasonably necessary or advisable to cause such Lien to be duly perfected within the United States to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions within the United States as may be reasonably requested by the Collateral Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b)With respect to any Person that is or becomes a direct Subsidiary of a Loan Party after the Closing Date or ceases to be an Excluded Subsidiary, promptly (and in any event within sixty (60) days after the later of (I) the date such Person becomes a Subsidiary or (II) the date the Borrower delivers to the Administrative Agent financial statements by which it is determined that such Person ceased to be an Excluded Subsidiary (or in the case of each of clauses (I) and (II), such later date as the Collateral Agent may agree)) (i) deliver to the Collateral Agent (x) the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by such Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder (or holders) of such Equity Interests, and (y) to the extent required to be delivered pursuant to any Collateral Document, all written intercompany notes, if any, representing Indebtedness owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party (in each case, with respect to Foreign Subsidiaries, to the extent applicable and permitted under foreign laws, rules or regulations) or, if necessary to perfect a Lien under applicable Law, by means of an applicable Collateral Document, to create a Lien on such Equity Interests and intercompany notes in favor of the Collateral Agent on behalf of the Secured Parties and (ii) cause any such Subsidiary (A) to execute a joinder agreement reasonably acceptable to the Collateral Agent or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Collateral Documents (including the Security Agreement), substantially in the form annexed thereto, and (B) to take all other actions reasonably requested by the Collateral Agent to cause the Lien created by the applicable Collateral Documents (including the Security Agreement) to be duly perfected within the United States to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions within the United States as may be reasonably requested by the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent, or on which a Lien is required to be created, pursuant to clause (i) of this Section 6.11(b) shall not include any Equity Interests of a Subsidiary that is an Excluded Subsidiary by reason of clause (a), (b), (d), (e) or (g) of the definition of “Excluded Subsidiary”, (2) no Excluded Subsidiary shall be required to become a Guarantor or otherwise take the actions specified in clause (ii) of this Section 6.11(b), (3) no more than (A) 65% of the total voting power of all outstanding voting stock and (B) 100% of the Equity Interests not constituting voting stock of any CFC or CFC Holdco (except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 6.11(b)) shall be required to be pledged and (4) no Equity Interests of any Person held by a Foreign Subsidiary shall be required to be pledged.

(c)Each Loan Party shall grant to the Collateral Agent, within ninety (90) days of the acquisition thereof (or such later date as the Administrative Agent may agree), a security interest in and mortgage in a form reasonably satisfactory to the Collateral Agent (a “Mortgage”) on each parcel of Real Property located in the United States and owned in fee by such Loan Party that is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value, as of such date of acquisition, of at least $10 million, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted under the Loan Documents. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any Mortgage against such after-acquired Real Property (including, to the extent so required, a Title Policy, a Survey (but only if necessary to permit the issuer of the Title Policy to omit a survey exception or issue any survey dependent endorsements reasonably requested by the Collateral Agent), local counsel opinion (in form and substance reasonably satisfactory to the Collateral Agent) and a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice executed by such Loan Party about special flood hazard area status, if applicable, in respect of such Mortgage).

(d)The foregoing clauses (a) through (c) shall not require the creation or perfection of pledges of or security interests in, mortgages on, or the obtaining of Title Policies or Surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in, or Mortgages on, such assets or obtaining Title Policies or Surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) such asset constitutes an Excluded Asset. In addition, the foregoing will not require actions under this Section 6.11 by a Person if and to the extent that such action would (A) go beyond the corporate or other powers of the Person concerned (and then only as such corporate or other power cannot be modified or excluded to allow such action) or (B) unavoidably result in material issues of director’s or officer’s personal liability, breach of fiduciary duty or criminal liability. The Collateral Agent may grant extensions of time for the perfection of security interests in, or Mortgages on, or the obtaining of Title Policies or Surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(e)Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 6.11 shall be subject to exceptions and limitations set forth herein, in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Borrower. Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, any Subsidiary of the Borrower that Guarantees the Senior Notes shall be a Guarantor hereunder for so long as it Guarantees the Senior Notes.

Section 6.12. Compliance with Environmental Laws.

Except to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any affected property, in accordance with the requirements of all Environmental Laws.

Section 6.13. Post-Closing Conditions and Further Assurances.

(a)Within fourteen (14) days after the Closing Date (as such date may be extended by the Collateral Agent in its discretion), deliver each Collateral Document or other document set forth on Schedule 6.13(a).

(b)Promptly upon request by the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents. If the Collateral Agent reasonably determines that the Required Lenders are required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall cooperate with the Collateral Agent in obtaining appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Collateral Agent.

Section 6.14. Designation of Subsidiaries.

(a)After the Closing Date, the Borrower may from time to time designate any of its Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary of the Borrower (other than solely any Subsidiary of the

Subsidiary to be so designated); provided, that no Default or Event of Default shall have occurred and be continuing and the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01; and provided, further that (i) such designation complies with Section 7.06; and (ii) each of the Subsidiary to be so designated and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Loan Party or any Restricted Subsidiary.

(b)The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01; and provided, further, that any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such designation shall be deemed incurred or established, as applicable at such time.

(c)Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions. The Borrower shall not be permitted to designate any Subsidiary as an Unrestricted Subsidiary if such Subsidiary is not designated as an Unrestricted Subsidiary (or equivalent term) in the documentation relating to any other Indebtedness of the Loan Parties in excess of the Threshold Amount (to the extent permissible under such Indebtedness).

Section 6.15. [Reserved] Section 6.16. Use of Proceeds.
Use the proceeds of the Credit Extensions (including any issued Letters of Credit) not in contravention of any Law (including the Sanctions, OFAC, and the FCPA) or of any Loan Document.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not Cash Collateralized):

Section 7.01. Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures any obligation or any related guarantee, on any asset or property of the Borrower or any of its Restricted Subsidiaries, or any income or profits therefrom, other than the following (“Permitted Liens”):

(1)pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2)Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)Liens securing Indebtedness permitted to be incurred pursuant to Section 7.02(b)(4) or 7.02(b)(16); provided, that (x) such Liens securing Indebtedness permitted to be incurred pursuant to Section 7.02(b)(4) extend only to the assets and/or
Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions or accessions thereto and any income or profits therefrom and (y) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.02(b)(16) extend only to the assets of Non-Guarantor Subsidiaries;

(7)Liens existing on the Closing Date and listed on Schedule 7.01;

(8)Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; and provided, further that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(9)Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; and provided, further that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(10)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred under Section 7.02;

(11)Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(12)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)(a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and
(b) with respect to any leasehold interest held by the Borrower or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, in the case of each of clauses (a) and (b) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14)Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15)Liens in favor of the Loan Parties;

(16)Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17)Liens on accounts receivable and related assets incurred in connection with a Receivables Facility permitted to be incurred pursuant to Section 7.02(b)(19);

(18)Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9) and this clause (18); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) and this clause (18) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19)Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings in each case, made in the ordinary course of business;

(20)other Liens securing obligations which at any one time outstanding do not exceed the greater of (a) $30 million in aggregate principal amount and (b) 1.5% of Total Assets in aggregate principal amount determined at the time of incurrence;

(21)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)Liens deemed to exist in connection with Investments in repurchase agreements permitted pursuant to Section 7.02; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(27)Liens created pursuant to any Loan Document;

(28)Liens on Collateral securing Indebtedness incurred pursuant to
Sections 7.02(b)(20) (without duplication of any amounts that are secured pursuant to the Loan Documents) and 7.02(b)(21), in each case so long as such Indebtedness is subject to an Intercreditor Agreement (or Second Lien Intercreditor Agreement in the case of Permitted Junior Secured Refinancing Debt and such other Indebtedness pursuant to such Sections as shall be intended to be secured on a second-lien basis);

(29)Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

(30)any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31)Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided, that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(32)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(33)Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(34)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Agreement;

(35)additional Liens securing Indebtedness of the Borrower and its Restricted Subsidiaries permitted pursuant to Section 7.02, so long as at the time of the incurrence of such Indebtedness on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the Borrower’s Consolidated Net Secured Leverage Ratio for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01 is less than or equal to (a) 3.50 to 1.00 or (b) in the case of Liens securing Indebtedness (including Acquired Indebtedness) incurred or assumed in connection with a Permitted Acquisition, 4.00 to 1.00; provided, that any Liens on the Collateral incurred pursuant to this clause (35) shall be subject to an Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable; and

(36)Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiaries permitted pursuant to Section 7.02.

For purposes of this Section 7.01, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

Section 7.02. Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Total Leverage Ratio for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to
Section 6.01 preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would not have been greater than 4.75 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom); and provided, further that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to this Section 7.02(a) if, after giving pro forma effect to such incurrence or issuance, more than the greater of (x) $20 million and (y) 1% of Total Assets of Indebtedness or Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries is outstanding pursuant to this paragraph.

(b)The provisions of Section 7.02(a) shall not apply to:

(1)Indebtedness of any Loan Party under the Loan Documents;

(2)the incurrence by a Loan Party of Indebtedness represented by the Senior Notes (including any guarantee thereof);

(3)Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1) and (2) above) and listed on Schedule 7.02(b);

(4)Indebtedness (including Capitalized Lease Obligations and Attributable Indebtedness), Disqualified Stock and Preferred Stock incurred or issued by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease, construction, repair, or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4), does not exceed the greater of (x) $40 million and (y) 2% of the Total Assets determined at the time of incurrence;

(5)Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability social security, or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability, social security, or other employee benefits or property, casualty or liability insurance or self-insurance;

(6)Indebtedness arising from agreements of the Borrower or any of its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or Disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7)Indebtedness of the Borrower to a Restricted Subsidiary or of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided, that
(i) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Borrower or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Obligations and (ii) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by a Non-Guarantor Subsidiary to the Borrower or a Guarantor is pledged to the Collateral Agent pursuant to the terms of the Collateral Documents to the extent required thereby; and provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than the Borrower or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9)Hedging Obligations incurred in the ordinary course of business (excluding Hedging Obligations entered into for speculative purposes);

(10)obligations in respect of performance, bid, appeal, custom and surety bonds and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(11)Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any other Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed the greater of (x) $40 million and (y) 2% of Total Assets determined at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred under Section 7.02(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 7.02(a) without reliance on this clause (11));

(12)the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance, extend, renew or replace any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under Section 7.02(a) and clauses (2), (3), this clause (12), and clause (13) of this Section 7.02(b), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”); provided, that such Refinancing Indebtedness:

(A)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B)to the extent such Refinancing Indebtedness refinances
(i)Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded or
(ii)Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C)shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor.

(13)Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred to finance an acquisition and (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted in accordance with the terms of this Agreement; provided that, after giving effect to such acquisition, merger or consolidation, either:

(A)the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Leverage Ratio test set forth in Section 7.02(a), or

(B)the Consolidated Total Leverage Ratio is less than or equal to the Consolidated Total Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(14)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that such Indebtedness is extinguished within ten (10) Business Days of notice of its incurrence;

(15)(A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement and, in the case of the guarantee by a Loan Party of Indebtedness of Non-Guarantor Subsidiary, only to the extent that the related Investment is permitted, and (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;

(16)Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which at any one time outstanding does not exceed the greater of
(x) $20 million and (y) 1% of Total Assets determined at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (16) shall cease to be deemed incurred or outstanding for purposes of this clause (16) but shall be deemed incurred under Section 7.02(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 7.02(a) without reliance on this clause (16));

(17)Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(18)Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former employees, officers, managers, directors and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower permitted under Section 7.05(e);

(19)Indebtedness incurred pursuant to any Receivable Facilities in an outstanding principal amount not to exceed $50 million;

(20)Indebtedness incurred pursuant to a Permitted Debt Offering so long as, at the time of the incurrence thereof, after giving effect thereto, the aggregate principal amount of such Indebtedness does not exceed the Maximum Incremental Facilities Amount;

(21)Credit Agreement Refinancing Indebtedness;

(22)Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management, overdraft protection and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(23)Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to this Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(24)guarantees incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, lessors and licensees that, in each case, are non-Affiliates; and

(25)Incremental Equivalent Debt.

(c)For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in any of the clauses of Section 7.02(b) or is permitted to be incurred pursuant to Section 7.02(a), the Borrower, in its sole discretion, may divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or such paragraph.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever is lower), in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such Indebtedness. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this Section 7.02 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security consisting of Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary contained in this Section 7.02, the Borrower will not, and will not permit any other Loan Party to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of such Loan Party, as the case may be, unless such Indebtedness is contractually subordinated in right of payment to the Obligations to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the applicable Loan Party.

For the purposes of this Agreement, (a) Indebtedness that is unsecured is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, and
(b)Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 7.03. Fundamental Changes.

Neither the Borrower nor any of its Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)any Restricted Subsidiary may merge or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided, that the Borrower shall be the continuing or surviving Person; or
(ii) one or more other Restricted Subsidiaries; provided, that when any Person that is a Loan Party is merging with a Restricted Subsidiary under this clause (a)(ii), a Loan Party shall be the continuing or surviving Person;

(b)(i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party; and (ii) any Subsidiary may liquidate or dissolve into its parent if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries as a whole and is not materially disadvantageous to the Lenders;

(c)the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Restricted Subsidiary; provided, that if the transferor in such a transaction is the Borrower or a Guarantor, then the transferee must be the Borrower a Guarantor; and provided, further, that at the Borrower shall remain after such transaction;

(d)so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person that is not a Restricted Subsidiary; provided, that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation (any such Person, the

“Successor Company”) is not the Borrower, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,
(D)in the case of a Successor Company for the Borrower, each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee of the Guaranteed Obligations and its pledges and other obligations under the Collateral Documents to which it is a party shall apply to the Successor Company’s obligations under the Loan Documents, including, to the extent reasonably requested by the Administrative Agent, by executing amendments or supplements to the Security Agreement, any Mortgage and any other Collateral Documents to which such Guarantor is a party, and (D) the Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and (y) such other certificates and other documentation as reasonably requested by the Administrative Agent; and provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e)so long as no Default exists or would result therefrom, a Guarantor may merge or consolidate with any other Person that is not a Restricted Subsidiary; provided, that (i) such Guarantor shall be the continuing or surviving corporation or (ii) if the Successor Company is not such Guarantor, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which such Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and
(C) such Guarantor shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; and provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Guarantor under this Agreement;

(f)so long as no Default exists or would result therefrom, the Borrower or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.06; and

(g)so long as no Default exists or would result therefrom, the Borrower or any Restricted Subsidiary may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.04.

Section 7.04. Dispositions.

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Disposition, except:

(a)any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete, unsuitable or worn out equipment or other assets, or assets no longer used or useful in the business of the Borrower and the Restricted Subsidiaries in the reasonable opinion of the Borrower, or any sale or disposition of property or assets in connection with scheduled turnarounds or maintenance, in each case in the ordinary course of business, or any disposition of inventory, services or goods (or other assets) held for sale in the ordinary course of business;

(b)the Disposition of all or substantially all of the assets of the Borrower or a Restricted Subsidiary in a manner permitted pursuant to Section 7.03 (other than clause (g) thereof);

(c)the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.05 or any Permitted Investment;

(d)any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Borrower) not to exceed $7.5 million;

(e)any Disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; provided, that any transfer from a Loan Party shall be to another Loan Party;

(f)to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)any Disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)foreclosures, condemnations or similar actions on assets (including transfers of property subject to casualty proceedings) or Dispositions of asset required by Law, governmental regulation or any Governmental Authority;

(j)sales of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility or similar factoring arrangements;

(k)any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property constructed, acquired, replaced, repaired or improved by the Borrower, or any of its Restricted Subsidiaries after the Closing Date;

(l)the licensing or sub-licensing of intellectual property or other general intangible assets in the ordinary course of business;

(m)sales, transfers and other Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)the lapse or abandonment of intellectual property rights in the ordinary course of business which, in the reasonable good faith determination of the Borrower, is not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(o)an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by the Borrower in good faith;

(p)any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q)Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r)Dispositions of leasehold improvements or leased assets in connection with the termination of any operating lease;

(s)the unwinding or termination of any Hedging Obligations;

(t)the granting of Liens not prohibited by this Agreement;

(u)Dispositions of Investments in and the property of joint ventures (to the extent any such joint venture constitutes a Restricted Subsidiary) so long as the aggregate fair market value (determined in good faith by the Borrower with respect to each such Disposition, as of the time of such Disposition) of all such Dispositions does not exceed
$7.5 million; and

(v)Dispositions (including by way of any Sale and Lease-Back Transaction) with respect to which (1) the Borrower or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Disposition at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise Disposed of; and (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the amount of:

(i)any liabilities (as shown on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Disposition) and for which the Borrower and all such Restricted Subsidiaries have been released,

(ii)any notes or other obligations or securities received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or any such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within one hundred and eighty (180) days following the receipt thereof, and

(iii)any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding (but, to the extent that any such Designated Non-cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-cash Consideration) not to exceed the greater of (x) $20 million and (y) 1% of Total Assets, with the fair market value (as determined in good faith by the Borrower) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, in each case, shall be deemed to be cash for purposes of this clause (v) and for no other purpose.

Section 7.05. Restricted Payments.

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (x) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower, or (y) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger or consolidation; (iii) make any principal payment on, or redeem, purchase, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of: (x) Indebtedness permitted under Section 7.02(b)(7); or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), except as follows:

(a)so long as (i) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (ii) the Borrower shall be in Pro Forma Compliance with Section 7.09 and (iii) Consolidated Total Leverage Ratio is not more than 4.25 to 1.00 on a Pro Forma Basis, in the case of each of clauses (ii) and (iii) for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01, Restricted Payments, together with the aggregate amount of all other Restricted Payments pursuant to this Section 7.05(a) and Investments pursuant to clause (v) of the definition of “Permitted Investments” made by Borrower and its Restricted Subsidiaries after the Closing Date, in an aggregate amount not to exceed the Available Amount;

(b)the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such declaration or notice;

(c)the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests of the Borrower, or of Subordinated Indebtedness of any Loan Party, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any Restricted Subsidiary) of, Equity Interests of the Borrower (other than Disqualified Stock) (collectively, the “Refunding Capital Stock”);

(d)the purchase, redemption, defeasance, repurchase or other acquisition or retirement of (x) Subordinated Indebtedness of the Borrower or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent incurrence of, new Indebtedness of a Borrower or a Guarantor, as the case may be, or (y) Disqualified Stock of any Loan Party in exchange for, or out of the proceeds of the substantially concurrent issuance of Disqualified Stock of any Loan Party, in each case which is incurred or issued in compliance with Section 7.02 so long as:

(i)the principal amount of (or accreted value, if applicable) such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as applicable, being so purchased, redeemed, defeased, repurchased, acquired or retired, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(ii)such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value;

(iii)such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than (x) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired or (y) the date six (6) months after the Latest Maturity Date of the Incremental Term Loans; and

(iv)such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired;

(e)a Restricted Payment to pay for the purchase, repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower held by any future, present or former employee, officer, manager, director or consultant of the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, that the aggregate Restricted Payments made under this Section 7.05(e) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over for one additional calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower to employees, officers, managers, directors or consultants of the Borrower or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of the Available Amount; plus

(ii)the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary after the Closing Date; less

(iii)the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) above;

and provided, further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from employees, officers, managers, directors or consultants of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(f)purchases, redemptions, defeasances, repurchases or other acquisitions of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights, or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any federal, state or local income tax obligation (including any required tax withholding obligation) upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(g)so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this Section 7.05(g), not to exceed the greater of (x) $80 million and (y) 4% of Total Assets;

(h)so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Consolidated Total Leverage Ratio, on a Pro Forma Basis, for the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01 shall not exceed 1.50 to 1.00, the Borrower may make Restricted Payments;

(i)distributions or payments of Receivables Fees;

(j)[reserved];

(k)the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower or its Subsidiaries, in each case, permitted under this Agreement;

(l)so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(m)for any taxable period in which the taxable income of the Borrower and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Borrower and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if the Borrower or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (m));

(n)the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with Section 7.02;

(o)payments of cash, or dividends, distributions or advances by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(p)mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder;

(q)the purchase, repurchase or other acquisition of Subordinated Indebtedness or unsecured Indebtedness in an amount not to exceed the greater of (x) $20 million and (y) 1% of Total Assets; and

(r)the declaration and payment of dividends to holders of common Equity Interests of the Borrower in an aggregate amount to not exceed $20 million in any calendar year.

Section 7.06. Investments.

(a)the Borrower shall not, nor shall the Borrower permit any of its Restricted Subsidiaries to, directly or indirectly make an Investment other than any Permitted Investment.

(b)the Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary other than as permitted pursuant to Section 6.14. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if an Investment in such amount would be permitted at such time, pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

Section 7.07. Transactions with Affiliates.

(a)the Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10 million unless: (i) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Person with an unrelated Person on an arm’s-length basis; and (ii) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30 million is approved by a majority of the disinterested members of the board of directors (or equivalent body) of the Borrower.

(b)The foregoing provisions will not apply to the following:

(1)transactions between or among the Borrower or any Restricted
Subsidiary;

(2)Restricted Payments permitted to be made pursuant to Section 7.05 and Investments permitted to be made pursuant to Section 7.06;

(3)the payment of customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries;

(4)any agreement, instrument or arrangement (i) as in effect as of the Closing Date or (ii) any amendment, modification or supplement to the agreements referenced in clause (i) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the Lenders when taken as a whole as compared to the applicable agreements, instruments or arrangements as in effect on the Closing Date, as determined in good faith by the Borrower;

(5)the Transactions and the payment of all fees and expenses related to the Transactions;

(6)transactions with customers (including leases and other arrangements for the use of advertising space), clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors (or equivalent body) of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7)the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower and the granting of registration and other customary rights in connection therewith;

(8)sales of accounts receivable, or participations therein, and any related assets in connection with any Receivables Facility and any other customary transaction effected in connection therewith;

(9)payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to employees, directors or consultants of the Borrower or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Borrower in good faith;

(10)transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11)transactions with respect to which the Borrower or any Restricted Subsidiary, as the case may be, has obtained a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.07(a)(i);

(12)the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors (or equivalent body) of the Borrower in good faith;

(13)any contribution to the capital of the Borrower (other than in consideration of Disqualified Stock);

(14)the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Agreement;

(15)any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(16)any transaction in which the only consideration paid by the Borrower or any of its Restricted Subsidiaries is in the form of Equity Interests (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower or any

contribution to the capital of the Borrower or any Restricted Subsidiary (other than in consideration of Disqualified Stock);

(17)intellectual property licenses in the ordinary course of business;

(18)transactions between the Borrower or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Borrower or any other direct or indirect parent of the Borrower; provided, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;

(19)(i) the guarantee by the Borrower or any Restricted Subsidiary of the Indebtedness of any parent company of the Borrower that becomes the parent company of the Borrower in a Change of Control transaction consummated in accordance with this Agreement, or of any Indebtedness of Subsidiaries of such parent company; provided that such guarantee was permitted by the terms of this Agreement to be incurred and (ii) the granting by the Borrower or any of its Restricted Subsidiaries of any Liens to secure such Indebtedness or such guarantee; provided that such Liens are permitted to be incurred under this Agreement; and

(20)any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary.

Section 7.08. Burdensome Agreements.

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(2)make loans or advances to the Borrower or any Restricted Subsidiary; or

(3)sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)contractual encumbrances or restrictions (i) in effect on the Closing Date or in the Senior Notes Indenture or (ii) if not in effect on the Closing Date, in any other agreement governing Indebtedness permitted hereunder; provided that the provisions relating to restrictions of the type described in clauses (1) through (3) above contained in such agreement, taken as a whole, are not materially more restrictive than the provisions contained in the Loan Documents or the Senior Notes Indenture, in each case as in effect when initially executed;

(b)the Loan Documents and related Hedging Obligations;

(c)purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature described in clause (3) above on the property so acquired or leased;

(d)applicable law or any applicable rule, regulation or order;

(e)any agreement or other instrument of a Person (including an Unrestricted Subsidiary that becomes a Restricted Subsidiary) acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)contracts for the sale of assets (including Capital Stock of a Subsidiary), including customary restrictions with respect to a Subsidiary of the Borrower, that impose restrictions solely on the assets to be sold;

(g)Secured Indebtedness otherwise permitted to be incurred under Sections 7.01 and 7.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness or places any restriction on the Borrower’s or its Restricted Subsidiaries’ use of the assets securing such Indebtedness;

(h)restrictions on cash or other deposits or net worth imposed by customers, suppliers, utilities or landlords or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

(i)other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Closing Date under Section 7.02;

(j)customary provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements or arrangements, operating agreements, stock sale agreements, sale and leaseback agreements and other similar agreements or arrangements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business or which limitation is applicable only to the assets that are the subject of such agreements;

(k)customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business;

(l)restrictions created in connection with any Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary;

(m)other encumbrances and restrictions in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof;

(n)any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 7.02 entered into after the Closing Date that contains encumbrances and other restrictions that either (x) are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (i) the restrictions contained in this Agreement as of the Closing Date or (ii) those encumbrances and other restrictions that are in effect on the Closing Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Closing Date, (y) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated borrowers or (z) will not otherwise materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower; and

(o)any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.08, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 7.09. Financial Covenant.

The Borrower shall not permit (a) the Consolidated Net Secured Leverage Ratio as of the last day of any Test Period to be higher than 3.50 to 1.00; provided that for the two (2) fiscal quarters of the Borrower ending immediately after the consummation of any Permitted Acquisition for which the aggregate consideration therefor exceeds $15.0 million (which may, at the election of the Borrower, include the fiscal quarter in which such Permitted Acquisition is consummated or may commence the immediately following fiscal quarter), the Consolidated Net Secured Leverage Ratio as of the last day of each Test Period ending during such two (2) fiscal quarter-period shall not be higher than 4.00 to 1.00 and (b) the Consolidated Interest Coverage Ratio as of the last day of any Test Period to be less than 2.50 to 1.00.

Section 7.10. Accounting Changes.

The Borrower shall not make any change in its fiscal year; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.11. Change in Nature of Business.

The Borrower shall not, nor shall the Borrower permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

Section 7.12. Modifications to Documents.

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation for any Subordinated Indebtedness in excess of the Threshold Amount without the consent of the Administrative Agent.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default.

Any of the following shall constitute an event of default (an “Event of Default”):

(a)Non-Payment. Any Loan Party fails to pay or cause to be paid (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower), or 6.16, or Article VII; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or five (5) Business Days in the case of such failure to perform or observe any covenant or agreement contained in Section 6.01) following the date a Responsible Officer of the Borrower becomes aware of such failure; or

(d)Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)Cross-Default. The Borrower or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including any outstanding letters of credit thereunder, but other than Indebtedness hereunder) having an aggregate principal amount (or with respect to any Hedging Obligation, the Hedging Termination Value) of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs that would constitute a default under such Indebtedness (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made or require cash collateralization thereof, prior to its stated maturity; provided, that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; and provided, further, that such failure is unremedied and not waived by the holders of such Indebtedness prior to the termination of the Aggregate Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Loan Party or Material Subsidiary and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any Loan Party or Material Subsidiary or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or any Loan Party or any Material Subsidiary becomes unable or fails generally to pay its debts as they become due; or

(g)Judgments; Attachments. (i) There is entered against any Loan Party or any Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not disputed coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or (ii) in respect of an obligation in excess of the Threshold Amount, any writ or warrant of attachment or execution or similar process is otherwise issued or levied against all or any material part of the property of the Loan Parties and any Material Subsidiary, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or 7.04) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(i)Change of Control. There occurs any Change of Control; or

(j)Collateral Documents. Any Collateral Document after delivery thereof, including any Collateral Document delivered pursuant to Section 6.11 or 6.13, shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens,
(i) except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent, the Existing Collateral Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to properly file Uniform Commercial Code financing or continuation statements and (ii) except for any failure due to foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries; or

(k)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party, a Restricted Subsidiary or any ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to any Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms, except as would not reasonably be expected to have a Material Adverse Effect.

Section 8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, that upon the entry of an order for relief with respect to the Borrower or any Material Subsidiary under Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender, as further described in
Section 8.01(f).

Section 8.03. Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under
Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full (other than (A) unasserted contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank), as directed by the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, as directed by the Borrower.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authority.

(a)Each of the Lenders (including in its capacity as a potential Hedge Bank and including such Hedge Bank’s Affiliates) and the L/C Issuers hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent with respect to the Loans hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.07 and 9.09) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)Each of the Lenders (including in its capacity as a potential Hedge Bank and including such Hedge Bank’s Affiliates) and the L/C Issuers hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02. Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. For the avoidance of doubt, the Existing Collateral Agent shall be a sub-agent of the Collateral Agent under this

Section 9.02 in its performance of its obligations in connection with the Collateral Agency Assumption Agreement.

Section 9.03. Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01), in each case in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or an L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.06. Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.07. Resignation of Administrative Agent.

The Administrative Agent for a given Facility may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Class Lenders for such Facility shall have the right, with the Borrower’s consent (which consent shall not be unreasonably withheld) so long as no Specified Event of Default shall exist, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Class Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (with the Borrower’s consent as provided above) on behalf of the Appropriate Lenders and the L/C Issuers in the case of the Revolving Credit Facility, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Class Lenders appoint a successor Administrative Agent as provided for above in this Section 9.07.
Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.07). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Citibank as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer,
(ii)the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.08. Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and
10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

Section 9.09. Collateral and Guaranty Matters.

Each of the Lenders (including in its capacity as a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Collateral Agent:

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets, (iv) if approved, authorized or ratified in writing in accordance with
Section 10.01, (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below or (vi) upon the terms of the Collateral Documents or the Intercreditor Agreement (if in effect), Second Lien Intercreditor Agreement (if in effect), or any other intercreditor agreement entered into pursuant hereto;

(b)to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or becomes an Excluded Subsidiary or an Unrestricted Subsidiary or (ii) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer); and

(c)to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(6) (but solely in the case of Indebtedness incurred pursuant to clause (4) of Section 7.02(b)).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. The Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of any item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release any Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this
Section 9.09.

Notwithstanding the foregoing, if, in compliance with the terms and provisions of Section 7.04, any portion of the Collateral is sold or otherwise transferred to a Person or Persons, none of which is a Loan Party, then (i) such portion of the Collateral shall, upon the consummation of such sale or transfer, be automatically released from the Lien of the Collateral Agent pursuant to any Collateral Document and (ii) if the aggregate fair market value of the portion of the Collateral so sold or otherwise transferred exceeds $10 million, the Borrower will promptly deliver to the Collateral Agent a notice of the consummation of such sale or other transfer, certifying that such sale was made in compliance with Section 7.04.

The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to enter into any Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement shall be binding upon the Lenders. The Administrative Agent and Collateral Agent, as applicable, agree upon the request of the Borrower and at the Borrower’s expense, to negotiate in good faith and enter into any Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement.

Section 9.10. No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the “joint bookrunners” or “joint lead arrangers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.11. Treasury Services Agreements and Secured Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any
Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be.

Section 9.12. Withholding Tax.

To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the

Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.12, include any L/C Issuer.

ARTICLE X
MISCELLANEOUS

Section 10.01. Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)postpone any date scheduled for, or reduce or forgive the amount of, any scheduled payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c)reduce or forgive the principal of, or reduce the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or L/C Borrowing or to whom such fee or other amount is owed; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)subject to the third paragraph of this Section 10.01, change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(b), 2.13, 8.03 or 10.06 (with respect to assignments by the Borrower), without the written consent of each Lender;

(e)change the definition of “Required Class Lenders” with respect to a Class of Lenders without the written consent of each Lender in the affected Class;

(f)other than in connection with a transaction permitted under Section 7.03 or 7.04, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)other than in connection with a transaction permitted under Section 7.03 or 7.04, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender; ~~or~~

(h)without the written consent of the Required Class Lenders, adversely affect the rights of a Class in respect of payments or Collateral in a manner different to the effect of such amendment, waiver or consent on any other Class; or

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) no amendment, waiver or consent shall be made to modify Section 7.09 or any definition related thereto (as any such definition is used for purposes of Section 7.09) or waive any Default or Event of Default resulting from a failure to perform or observe the requirements of Section 7.09 without the written consent of the Required Class Lenders under each Facility which is entitled to the benefits of Section 7.09; and (vi)(A) the Borrower and the Administrative Agent shall be permitted to enter into an amendment, supplement, modification, consent or waiver to cure any ambiguity, omission, defect, mistake or inconsistency in any Loan Document without the prior written consent of the Required Lenders and (B) guarantees, collateral security documents and related documents executed by the Loan Parties in connection with this Agreement may be amended, restated, amended and restated, supplemented or waived without the consent of any Lender if such amendment, restatement, amendment and restatement, supplement or waiver is delivered in order to (1) comply with local law or advice of local counsel, (2) cure ambiguities, omissions, mistakes, defects or inconsistencies or (3) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) a Commitment of such Lender may not be increased or extended, (ii) the maturity date of any Loan held by such Lender may not be extended and (iii) the principal or interest in respect of any Loans held by such Lender shall not be reduced or forgiven, in each case without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any

Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Incremental Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or Required Class Lenders. Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended as set forth in Sections 2.14, 2.15 and 2.16. Furthermore, this Agreement may be amended to extend commitments and/or loans outstanding under any Incremental Term Loans and the Revolving Credit Facility pursuant to one or more tranches with only the consent of the Borrower, the Administrative Agent and the respective extending Lenders and without the consent of any other Lender, it being understood that each Lender under the applicable tranche of the Credit Facilities shall be offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche of the applicable Credit Facility.

Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement requiring the consent of “each Lender” or “each Lender of the affected Class,” which is in all other respects approved by the applicable Lenders in accordance with this Section 10.01, shall require the consent or approval of any Lender (i) which, immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including, without limitation, any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full (either as an assignee to an existing or new Lender or as a result of a prepayment by the Borrower) all amounts owing to it hereunder (including principal, interest and fees, but excluding (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender or each adversely affected Lender and that has been approved by the Required Lenders or Required Class Lenders, as applicable, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by Section 10.13 (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 10.02. Notices; Effectiveness; Electronic Communications.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing (including by electronic communication) and shall be delivered as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or either Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender or L/C Issuer on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,
NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH
THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each of the Borrower or either Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to (i) the Administrative Agent, in the case of the Borrower or (ii) the other parties hereto in the case of the applicable Agent. Each Lender and L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by the Agents, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (x) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of bad faith, gross negligence or willful misconduct by such Person. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent, may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of a single firm of counsel for the Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) after the occurrence and during the continuance of an Event of Default, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Agents, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights in connection with this Agreement and the Loans made or Letters of Credit issued hereunder, including all out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that reasonable fees, disbursements and other charges of outside counsel shall be limited to (x) one primary counsel for the Agents and the Lenders and, if reasonably required by the Administrative Agent, one (1) local or specialist counsel in each relevant jurisdiction and (y) and, solely in the event of an actual or perceived conflict of interest, one additional primary counsel (and, if necessary, one (1) local or specialist counsel in each relevant jurisdiction) to each group of similarly situated affected Lenders.

(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Agent and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one primary counsel for the Indemnitees taken as a whole (unless there is an actual or perceived conflict of interest that requires separate representation for any Indemnitee, in which case those Indemnitees similarly affected shall, as a while, be entitled to one separate counsel) and, if reasonably necessary, one (1) local or special counsel in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (B) any material breach of the obligations of such Indemnitee or any of its Related Parties under the Loan Documents, or (y) any proceeding that does not involve an act or omission by the Borrower or any Restricted Subsidiary and that is brought by an Indemnitee against another Indemnitee (other than disputes involving claims against either Agent in its capacity as such). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Appropriate Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(e).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to either Agent or any Lender, or either Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by either Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.06. Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than as permitted pursuant to Section 7.03), neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b); (ii) by way of participation in accordance with the provisions of
Section 10.06(d); or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) or (iv) to an SPC in accordance with the provisions of
Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, (ii) their respective successors and assigns permitted hereby, (iii) Participants to the extent provided in Section 10.06(d) and, (iv) to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (or Commitments) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it);
provided, that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if no Commitment for a Facility is then in effect, the principal outstanding balance of the Loans of such Facility, of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents; provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under each applicable Facility, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under one Facility on a non-pro rata basis relative to its rights and obligations under another Facility;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (which, in the case of an assignment in respect of the Revolving Credit Facility, shall be a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund with respect to a Revolving Credit Lender); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Credit Facility to a Person that is not Revolving Credit Lender, an Affiliate of such Revolving Credit Lender or an Approved Fund with respect to such Revolving Credit Lender or (2) any Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Revolving Credit, an Affiliate of such Revolving Credit Lender or an Approved Fund with respect to such Revolving Credit Lender.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, unless such assignment is of Incremental Term Loans which are retired and cancelled promptly upon acquisition thereof, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Incremental Term Loans to the Borrower in accordance with Section 10.06(a) (which assignment will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents) through (x) open market purchases on a non-pro rata basis or (y) a Dutch auction open to all Lenders of the applicable Class on a pro rata basis; provided that:

(A)no Event of Default has occurred or is continuing or would result therefrom;

(B)[reserved];

(C)the assigning Lender and the Borrower purchasing such Lender’s Incremental Term Loans shall execute and deliver to the

Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 in lieu of an Assignment and Assumption;

(D)for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to the Borrower;

(E)any Incremental Term Loans assigned to the Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder (it being understood that any gains or losses by the Borrower upon purchase or acquisition and cancellation of such Incremental Term Loans shall not be taken into account in the calculation of Consolidated Net Income and Consolidated EBITDA);

(F)the Borrower may not use the proceeds from Revolving Credit Loans to purchase any Incremental Term Loans;

(G)any purchases (or assignments) of Incremental Term Loans by the Borrower made through “Dutch auctions” shall (i) be conducted pursuant to procedures to be established by the Administrative Agent that are consistent with this Section 10.06(b)(vi) and are otherwise reasonably acceptable to the Borrower and (ii) require that such Person clearly identify itself as the Borrower in any assignment and assumption agreement executed in connection with such purchases or assignments; and

(H)neither the Administrative Agent nor any Arranger will have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market purchases (or assignments) of Incremental Term Loans by the Borrower.

(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 3.01, 3.04, 3.05 and 10.04 with respect to amounts payable thereunder and accruing for such Lender’s benefit but not paid prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent or the L/C Issuers, sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and
(iii)the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that adversely affects such Participant. Subject to Section 10.06(e), the Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13 and the Participant’s compliance with Section 3.01(d)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided, that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that (x) Borrower reasonably determines that Borrower requires access to the Participant Register or a portion thereof in order to permit Borrower to satisfy its reporting and withholding obligations under FATCA, in which case only the portion of the Participant Register Borrower requires for its satisfaction of such obligations will be disclosed to Borrower or (y) such disclosure is necessary to establish that any loans are in registered form for U.S. federal income tax purposes.

(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results in a Change in Law that occurs after the Participant acquired the applicable participation.

(f)Certain Pledges. Any Lender may at any time, without consent or notice, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan; (ii) any grant of such an option to any SPC shall not constitute a novation, if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and in no event shall any Granting Lender be released from its obligations hereunder. Each party hereto hereby agrees that (i) each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13) to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that an SPC shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Granting Lender would have been entitled to receive with respect to the SPC granted to such SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable; and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the related Granting Lender; and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), such L/C Issuer may,
(i)subject to the remainder of this paragraph, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of such L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring

L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit

Section 10.07. Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the disclosing party shall be liable for the failure of any such Persons to adhere to the requirements of this
Section 10.07); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (g) with the consent of the Borrower; (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; and (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.07 or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower that is not itself, to the knowledge of such Person, in breach of a confidentiality obligation to the Borrower or any Subsidiary in connection with the disclosure of such Information.

For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, and (b) it has developed compliance procedures regarding the use of material non-public information.

Section 10.08. Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.09. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If either Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Effectiveness.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or email pdf of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or email pdf be confirmed by a manually signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or email pdf. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.11. Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13. Replacement of Lenders.

If any Lender gives notice under Section 3.02 or requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, if any Lender shall fail to consent to any amendment or waiver requested by the Borrower in accordance with the last paragraph of Section 10.01 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by,
Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)the Administrative Agent shall have received the assignment fee specified in Section 10.06(b) unless waived;

(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances and, other than in the case of a Defaulting Lender, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, any premium thereon (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee and any amounts payable by the Borrower then due pursuant to Section 3.01, 3.04 or 3.05 from the Borrower (it being understood that the Assignment and Assumption relating to such assignment shall provide that any interest and fees that accrued prior to the effective date of the assignment shall be for the account of the replaced Lender and such amounts that accrue on and after the effective date of the assignment shall be for the account of the replacement Lender);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided, that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 10.14. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Borrower and the Administrative Agent or the applicable L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. GOVERNING LAW.

(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION (OTHER THAN
SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR ANY APPELLATE COURT FROM ANY SUCH COURT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT, EACH LENDER AND EACH L/C ISSUER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT, EACH AND EACH L/C ISSUER LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17. Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.06 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.03.

Section 10.18. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the other Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between the Borrower, the other Loan Parties their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and each of the other Loan Parties are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the other Loan Parties or any of their respective Affiliates, or any other Person; and (ii) neither the Administrative Agent, the Arrangers nor the Lenders have any obligation to the Borrower, the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor the Lenders have any obligation to disclose any of such interests to the Borrower, the other Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each of the other Loan Parties hereby waive and release any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.19. Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents, the Secured Hedge Agreements or the Treasury Services Agreements, or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party (other than with respect to exercise of any right of setoff or filing of any relevant proof of claim in any bankruptcy court), without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20. USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number of each Loan Party and other information regarding each Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent. the Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.21. Electronic Execution of Assignments and Certain Other
Documents.

The words “execution,” “signed,” “signature,” and words of like import in any
Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22. Acknowledgement and Consent to Bail-In of EEA Financial
Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.23. Lender Representations.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such

Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that, the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.24. Amendment and Restatement.

(a)Upon this Agreement becoming effective pursuant to Section 4.01, from and after the Closing Date: (i) all outstanding “Revolving Credit Loans” (as such term is defined in the Existing Credit Agreement), if any, shall be deemed to be Revolving Credit Loans outstanding hereunder; (ii) all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended and restated by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to the Lenders and the Agents; (iii) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended and restated, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among the Borrower, the Guarantors, the Lenders and the Agents accruing from and after the Closing Date; (iv) this Agreement shall not in any way release or impair the rights, duties, “Obligations” (as such term is defined in the Existing Credit Agreement) or Liens created pursuant to the Existing Credit Agreement or any other “Loan Document” as defined therein or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, “Obligations” (as such term is defined in the Existing Credit Agreement) and Liens are assumed, ratified and affirmed by the Borrower and each Guarantor; (v) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other “Loan Document” as defined therein shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the “Lenders”, the “Agents”, and any other “Indemnitee” (as such terms are defined in the Existing Credit Agreement) at any time prior to the Closing Date; (vi) the “Obligations” (as such term is defined in the Existing Credit Agreement) incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue to be outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (vii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the “Lenders” or either “Agent” (as such terms are defined in the Existing Credit Agreement) under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (viii) any and all references in the Loan Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, modified, supplemented or amended and restated from time to time hereafter in accordance with the terms of this Agreement. For the avoidance of doubt, in no event shall the mandatory prepayment provisions set forth in Section 2.05(b)(i) of the Existing Credit Agreement require any reduction of Commitments after the Closing Date in connection with any asset sales or other transactions occurring prior to the Closing Date.

(b)The Agents, the Lenders and the Borrower agree that the Revolving Credit Commitment (as defined in the Existing Credit Agreement) of the “Lenders” under and as defined in the Existing Credit Agreement immediately prior to the effectiveness of this Agreement shall be reallocated among the Lenders such that, immediately after the effectiveness of this Agreement in accordance with its terms, the Revolving Credit Commitment of each Lender hereunder shall be as set forth on Schedule 1.01A. In order to effect such reallocations, assignments shall be deemed to be made among the Lenders under this Agreement in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by the applicable Assignment and Acceptance (but without the payment of any related assignment fee), and no other documents or instruments shall be required to be executed in connection with such assignments (all of which such requirements are hereby waived). Further, to effect the foregoing, each Lender under this Agreement agrees to make cash settlements in respect of any outstanding Revolving Credit Loans, if any, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, such that after giving effect to this Agreement, each Lender hereunder holds Revolving Credit Loans equal to its Pro Rata Share (based on the Revolving Credit Commitment of each Lender hereunder outstanding as set forth on Schedule 1.01A).

Section 10.25. Subject to Intercreditor Agreement.

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to the Collateral Documents are expressly subject to the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by the Administrative Agent and Collateral Agent hereunder or under the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and such other intercreditor agreement entered into pursuant hereto, as applicable.

In the event of any conflict between the terms of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) or any other such intercreditor and terms of this Agreement, the terms of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) or such other intercreditor agreement, as applicable, shall govern.

ARTICLE XI GUARANTEE

Section 11.01. The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof, excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding anything to the contrary, this Section 11.01 shall not require or result in the application of any amount received from any Loan Party to any Excluded Swap Obligation of such Loan Party.

Section 11.02. Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(e)the release of any other Guarantor pursuant to Section 11.09; or

(f)the expiration of any statute of limitations.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03. Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04. Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in
Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05. Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency,

reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09. Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, any portion of the Equity Interests or all or substantially all property of any Guarantor is sold or otherwise transferred to a Person or Persons, none of which is a Loan Party, or if any Guarantor shall be designated an Unrestricted Subsidiary or otherwise not be required to remain a Guarantor hereunder, then such Guarantor shall, upon the consummation of such sale or transfer, designation or other circumstance, be automatically released from its obligations under this Agreement (including under Section 10.04 hereof) and its obligations to pledge and grant any Collateral owned by it (and all security interests actually granted in such Collateral) pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of such Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as either Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this sentence.

Section 11.10. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this
Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the L/C Issuers and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the L/C Issuers and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.11. Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.12, or otherwise under this

Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the release of this Guaranty under Section 9.09(b)(ii). Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVANOS MEDICAL, INC., as Borrower

By:          Name:
Title:

AVENT, INC., as a Guarantor
AVANOS MEDICAL SALES, LLC, as a
Guarantor
HALYARD HEALTHCARE, INC., as a
Guarantor

By:          Name:
Title:

CITIBANK, N.A.,
as Administrative Agent, Collateral Agent, an L/C Issuer and a Lender

By:          Name:
Title:

ANNEX II

AMENDED EXHIBIT A TO CREDIT AGREEMENT

See attached.

[FORM OF]

COMMITTED LOAN NOTICE

To:    Citibank N.A., as Administrative Agent

Ladies and Gentlemen:

[Date]

Reference is made to the Amended and Restated Credit Agreement, dated as of October 30, 2018 (as amended by that certain First Amendment, dated as of December 22, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Avanos Medical, Inc., a Delaware corporation, as borrower (the “Borrower”), the Guarantors from time to time party thereto, Citibank, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer, and each lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):
A Borrowing of new Loans
A conversion of Loans made on
A continuation of Loans made on
to be made on the terms set forth below:
(A)	Class of Borrowing[1]
(B)	Date of Borrowing, conversion or continuation (which is a business day)
(C)	Principal amount[2]
(D)	Borrower
(G)	Type of Loan[3]

_________________________________________________
1    Revolving or Incremental Term Loans.

2    SOFR borrowing minimum of $5 million, and borrowings also allowed in whole multiples of $1 million in excess thereof. Base Rate borrowing minimum of $1 million and borrowings also allowed in whole multiples of $500,000 in excess thereof.

3    Specify SOFR Loan or Base Rate Loan.

H	Interest Period and the last day thereof[4]
I	Location and number of Borrower’s account to which proceeds of Borrowings are to be dusbursed:

AVANOS MEDICAL, INC.
By:
Name:
Title:

_________________________________________________
4    Applicable for SOFR Borrowings/Loans only. Select an Interest Period of one (1), three (3) or six (6) months.